                                                                   Exhibit 10.23



--------------------------------------------------------------------------------



                                CREDIT AGREEMENT



                                     among



                         U.S.A. FLORAL PRODUCTS, INC.,


                         VARIOUS LENDING INSTITUTIONS,



                                      and



                             BANKERS TRUST COMPANY,


                                    as AGENT



                        ________________________________

                          Dated as of October 16, 1997

                        ________________________________


                                  $100,000,000


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------





                                                                            Page
                                                                            ----
SECTION 1.  Amount and Terms of Credit.....................................   1
     1.01  Commitments.....................................................   1
     1.02  Minimum Borrowing Amounts, etc..................................   3
     1.03  Notice of Borrowing.............................................   3
     1.04  Disbursement of Funds...........................................   4
     1.05  Notes...........................................................   5
     1.06  Conversions.....................................................   6
     1.07  Pro Rata Borrowings.............................................   6
     1.08  Interest........................................................   6
     1.09  Interest Periods................................................   7
     1.10  Increased Costs, Illegality, etc................................   9
     1.11  Compensation....................................................  11
     1.12  Change of Lending Office........................................  11
     1.13  Replacement of Banks............................................  11

SECTION 2.  Letters of Credit..............................................  12
     2.01  Letters of Credit...............................................  12
     2.02  Letter of Credit Requests; Notices of Issuance..................  13
     2.03  Agreement to Repay Letter of Credit Drawings....................  14
     2.04  Letter of Credit Participations.................................  14
     2.05  Increased Costs.................................................  17

SECTION 3.  Fees; Commitments..............................................  17
     3.01  Fees............................................................  17
     3.02  Voluntary Reduction of Commitments..............................  18
     3.03  Mandatory Adjustments of Commitments, etc.......................  18

SECTION 4.  Payments.......................................................  20
     4.01  Voluntary Prepayments...........................................  20
     4.02  Mandatory Prepayments...........................................  20
     4.03  Method and Place of Payment.....................................  22
     4.04  Net Payments....................................................  22

SECTION 5.  Conditions Precedent...........................................  24
     5.01  Execution of Agreement..........................................  24
     5.02  Notes...........................................................  24
     5.03  No Default; Representations and Warranties......................  24


                                      (i)


                                                                            Page
                                                                            ----
     5.04  Officer's Certificate...........................................  25
     5.05  Opinion of Counsel..............................................  25
     5.06  Corporate Proceedings...........................................  25
     5.07  Consummation of the Transaction.................................  25
     5.08  Adverse Change, etc.............................................  26
     5.09  Litigation......................................................  26
     5.10  Subsidiary Guaranty.............................................  27
     5.11  Pledge Agreement; Security Agreement............................  27
     5.12  Financial Statements; Pro Forma Balance Sheet; Projections......  28
     5.13  Solvency Certificate; Environmental Analyses; Insurance
             Certificates..................................................  28
     5.14  Payment of Fees.................................................  28
     5.15  Notice of Borrowing; Letter of Credit Request...................  28

SECTION 6.  Representations, Warranties and Agreements.....................  29
     6.01  Corporate Status ...............................................  29
     6.02  Power and Authority.............................................  29
     6.03  No Violation....................................................  30
     6.04  Litigation......................................................  30
     6.05  Use of Proceeds; Margin Regulations.............................  30
     6.06  Approvals.......................................................  30
     6.07  Investment Company Act..........................................  31
     6.08  Public Utility Holding Company Act..............................  31
     6.09  True and Complete Disclosure....................................  31
     6.10  Financial Condition; Financial Statements.......................  31
     6.11  Security Interests..............................................  33
     6.12  Tax Returns and Payments........................................  33
     6.13  Compliance with ERISA...........................................  34
     6.14  Ownership; Subsidiaries.........................................  35
     6.15  Intellectual Property...........................................  35
     6.16  Compliance with Statutes, etc...................................  35
     6.17  Environmental Matters...........................................  35
     6.18  Real Properties.................................................  36
     6.19  Labor Relations.................................................  36
     6.20  Indebtedness....................................................  36
     6.21  Other Documents.................................................  36

SECTION 7.  Affirmative Covenants..........................................  37
     7.01  Information Covenants...........................................  37
     7.02  Books, Records and Inspections..................................  40
     7.03  Maintenance of Property; Insurance..............................  40
     7.04  Payment of Taxes................................................  41


                                     (ii)


                                                                            Page
                                                                            ----
     7.05  Corporate Franchises............................................  41
     7.06  Compliance with Statutes, etc...................................  41
     7.07  Good Repair.....................................................  41
     7.08  Compliance with Environmental Laws..............................  41
     7.09  ERISA...........................................................  42
     7.10  End of Fiscal Years; Fiscal Quarters............................  44
     7.11  Mortgages; Title Insurance; Survey; etc.........................  44
     7.12  Additional Security; Further Assurances.........................  45
     7.13  Foreign Subsidiaries Security...................................  46

SECTION 8.  Negative Covenants.............................................  47
     8.01  Changes in Business.............................................  47
     8.02  Consolidation, Merger, Sale or Purchase of Assets, etc..........  47
     8.03  Liens...........................................................  50
     8.04  Indebtedness....................................................  52
     8.05  Capital Expenditures............................................  52
     8.06  Advances, Investments and Loans.................................  53
     8.07  Dividends, etc..................................................  54
     8.08  Transactions with Affiliates....................................  55
     8.09  Leverage Ratio..................................................  56
     8.10  Consolidated Interest Coverage Ratio............................  56
     8.11  Limitation on Modifications of Certificate of Corporation, By-
             Laws; etc.....................................................  56
     8.12  Limitation on the Creation of Subsidiaries......................  56

SECTION 9.  Events of Default..............................................  57
     9.01  Payments........................................................  57
     9.02  Representations, etc............................................  57
     9.03  Covenants.......................................................  57
     9.04  Default Under Other Agreements..................................  57
     9.05  Bankruptcy, etc.................................................  57
     9.06  ERISA...........................................................  58
     9.07  Security Documents..............................................  59
     9.08  Subsidiary Guaranty.............................................  59
     9.09  Judgments.......................................................  59
     9.10  Change of Control...............................................  59

SECTION 10.  Definitions...................................................  60

SECTION 11.  The Agent.....................................................  83
     11.01  Appointment....................................................  83
     11.02  Delegation of Duties...........................................  83


                                     (iii)


                                                                            Page
                                                                            ----
     11.03  Exculpatory Provisions.........................................  83
     11.04  Reliance by Agent..............................................  84
     11.05  Notice of Default..............................................  84
     11.06  Non-Reliance on Agent and Other Banks..........................  85
     11.07  Indemnification................................................  85
     11.08  Agent in its Individual Capacity...............................  86
     11.09  Holders........................................................  86
     11.10  Resignation of the Agent; Successor Agent......................  86

SECTION 12.  Miscellaneous.................................................  87
     12.01  Payment of Expenses, etc.......................................  87
     12.02  Right of Setoff................................................  88
     12.03  Notices........................................................  88
     12.04  Benefit of Agreement...........................................  88
     12.05  No Waiver; Remedies Cumulative.................................  90
     12.06  Payments Pro Rata..............................................  90
     12.07  Calculations; Computations.....................................  91
     12.08  Governing Law; Submission to Jurisdiction; Venue...............  91
     12.09  Counterparts...................................................  92
     12.10  Effectiveness..................................................  92
     12.11  Headings Descriptive...........................................  93
     12.12  Amendment or Waiver............................................  93
     12.13  Survival.......................................................  94
     12.14  Domicile of Loans..............................................  94
     12.15  Confidentiality................................................  94
     12.16  Waiver of Jury Trial...........................................  95
     12.17  Register.......................................................  95

ANNEX I    List of Banks

ANNEX II   Bank Addresses

ANNEX III  Subsidiaries

ANNEX IV   Real Property

ANNEX V    Existing Debt

ANNEX VI   Existing Liens

ANNEX VII  Existing Investments

ANNEX VIII Indebtedness to be Refinanced


                                     (iv)

EXHIBIT A-1    -   Form of Notice of Borrowing
EXHIBIT A-2    -   Form of Letter of Credit Request
EXHIBIT B-1    -   Form of Revolving Note
EXHIBIT B-2    -   Form of Swingline Note
EXHIBIT C      -   Form of Section 4.04(b)(ii) Certificate
EXHIBIT D      -   Form of Opinion of Morgan, Lewis & Bockius
EXHIBIT E      -   Form of Officers' Certificate
EXHIBIT F      -   Form of Subsidiary Guaranty
EXHIBIT G      -   Form of Pledge Agreement
EXHIBIT H      -   Form of Security Agreement
EXHIBIT I      -   Form of Solvency Certificate
EXHIBIT J      -   Form of Assignment and Assumption Agreement


                                      (v)

          CREDIT AGREEMENT, dated as of October 16, 1997, among U.S.A. FLORAL PRODUCTS, INC., a Delaware corporation (the "Borrower"), the lenders from time to time party hereto (each a "Bank" and, collectively, the "Banks"), and BANKERS TRUST COMPANY, as Agent (in such capacity, the "Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.



                             W I T N E S S E T H :
                             - - - - - - - - - -



          WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facilities provided for herein;



          NOW, THEREFORE, IT IS AGREED:


          SECTION 1.  Amount and Terms of Credit.
                      --------------------------


          1.01  Commitments.  (A)  Subject to and upon the terms and conditions
                -----------
herein set forth, each Bank severally agrees to make a loan or loans (each a "Revolving Loan" and collectively, the "Revolving Loans") to the Borrower, which Revolving Loans (i) shall be made at any time and from time to time on and after the Effective Date and prior to the Maturity Date; (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as and/or converted into Base Rate Loans or Eurodollar Loans, provided, that (x) all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type and
(y) prior to the Syndication Date, Revolving Loans may only be incurred as Eurodollar Loans on the first day of a PSD Interest Period; (iii) may be repaid and reborrowed in accordance with the provisions hereof; and (iv) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with such Bank's Percentage of all Swingline Loans then outstanding and of the Letter of Credit Outstandings (exclusive of Swingline Loans and Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, such Revolving Loans) at such time, equals the Commitment of such Bank at such time. Notwithstanding anything to the contrary contained in this Agreement, until the provisions of Section 7.11 have been satisfied, no more than $20,000,000 of Revolving Loans and Swingline Loans in the aggregate may be incurred and outstanding hereunder at any time.

          (B) Revolving Loans may not be incurred as Acquisition Loans if after giving effect thereto the aggregate outstanding principal amount of Acquisition Loans would exceed the Acquisition Sub-Limit then in effect. Except to the extent made pursuant to a Mandatory Borrowing, Revolving Loans may not be incurred as Working Capital Loans if after giving effect thereto the aggregate outstanding principal amount of Working Capital Loans would exceed the Working Capital Sub-Limit then in effect.


          (C) (a) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make, at any time and from time to time after the Effective Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans"), which Swingline Loans:


                (i) shall be made and maintained as Base Rate Loans;


               (ii) may be repaid and reborrowed in accordance with the provisions hereof;


               (iii) shall not exceed in aggregate principal amount at any time outstand ing, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the Letter of Credit Outstandings (exclusive of Revolving Loans and Unpaid Drawings which are repaid with the proceeds of, and simultan eously with the incurrence of, such Swingline Loans) at such time, an amount equal to the Total Commitment then in effect; and


               (iv) shall not exceed in aggregate principal amount at any time outstand ing the Maximum Swingline Amount.


          (b) BTCo shall not be obligated to make any Swingline Loans at a time when a Bank Default exists unless BTCo has entered into arrangements satisfactory to it and the Borrower to eliminate BTCo's risk with respect to the Defaulting Bank's or Banks' participation in such Swingline Loans, including by cash collateralizing each such Defaulting Bank's Percentage of the outstanding Swingline Loans. BTCo will not make a Swingline Loan after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as BTCo shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default from the Required Banks.


          (c) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatic-
ally given upon the occurrence of a Default or an Event of Default under Section 9.05), in which case a Borrowing or Borrowings of Revolving Loans, as the case may be, constitut ing Base Rate Loans (each such Borrowing or Borrowings, collectively, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks pro rata based on each Bank's Percentage,
                                     --- ----
and the proceeds thereof shall be applied directly to repay BTCo for such outstanding Swingline Loans. Each Bank hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Bank (other than BTCo) hereby agrees that it shall forthwith purchase from BTCo (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the Banks to share in such Swingline Loans ratably based upon their respective Percentages, provided that all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Bank purchas ing same from and after such date of purchase.


          1.02  Minimum Borrowing Amounts, etc.  The aggregate principal amount
                -------------------------------
of each Borrowing (other than a Mandatory Borrowing) shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any day; provided, that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans.


          1.03  Notice of Borrowing.  (a)  Whenever the Borrower desires to
                -------------------
incur Revolving Loans (excluding Revolving Loans incurred pursuant to a Mandatory Borrowing), the Borrower shall give the Agent at the Notice Office,
(x) prior to 12:00 Noon (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and (y) prior to 11:00 A.M. (New York time), at least one Business Day's prior written notice (or tele phonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans. Each such notice (each, a "Notice of Borrowing") shall, except as provided in Section 1.10(b), be irrevocable, and, in the case of each written notice and each written confirmation of tele phonic notice, shall be in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto; and (iv) the respective portions of such Borrowing to constitute Acquisition Loans and Working Capital Loans, as the case may be.


          (b) (i) Whenever the Borrower desires to incur Swingline Loans, the Borrower shall give BTCo no later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of such Swingline Loan. Each such notice shall be irrevocable and shall specify in each case (x) the date of such incurrence (which shall be a Business Day) and (y) the aggregate principal amount of the Swingline Loan requested to be made.


          (ii) Mandatory Borrowings shall be made upon the notice specified in Sec tion 1.01(C)(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.


          (c) The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Loans, of such Bank's proportionate share thereof, and of the other matters covered by the respective Notice of Borrowing.


          (d) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent or BTCo (in the case of a Borrowing of Swingline Loans), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent or BTCo in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower agrees that the Agent's or BTCo's record of the terms of such telephonic notice shall constitute presumptive evidence of the facts so recorded.


          1.04  Disbursement of Funds.  (a)  No later than 1:00 P.M. (New York
                ---------------------
time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 2:00 P.M. (New York time) on the date specified in the notice deliv ered pursuant to Section 1.03(b) or (y) in the case of Mandatory Borrowings, no later than 12:00 Noon (New York time) on the date specified in Section 1.01(C)(c)), each Bank will make available its pro rata
                                                                    --- ----
share, if any, of each Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof) in the manner provided below. All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Bor rower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Revolving Loans.


          (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.


          1.05  Notes.  (a)  The Borrower's obligation to pay the principal of,
                -----
and interest on, all the Loans made to it by each Bank shall be evidenced (i) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes") and (ii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (the "Swingline Note").


          (b) The Revolving Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Effective Date (or, if issued thereafter, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Bank and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.


          (c) The Swingline Note issued to BTCo shall (i) be executed by the Borrower, (ii) be payable to the order of BTCo and be dated the Effective Date,
(iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby, (iv) mature on the

Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in
Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.


          (d) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obli gations in respect of such Loans.


          1.06  Conversions.  The Borrower shall have the option to convert on
                -----------
any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans of one Type into a Borrowing of the other Type, provided that (i) no conversion of Base Rate Loans into Eurodollar Loans may be made prior to the Syndication Date except for a conversion made on the first day of a PSD Interest Period, (ii) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (iii) Base Rate Loans may only be converted into Eurodollar Loans if no Default under
Section 9.01 or Event of Default is in existence on the date of the conversion and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Agent at the Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' (or one Business Day's in the case of a conversion into Base Rate Loans) prior writ ten notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conver sion") specifying the Revolving Loans to be so converted, the Type of Revolving Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of such Bank's Revolving Loans.


          1.07  Pro Rata Borrowings.  All Borrowings of Revolving Loans under
                -------------------
this Agreement shall be made by the Banks pro rata on the basis of their
                                          --- ----
Commitments. It is understood that no Bank shall be responsible for any default by any other Bank of its obli gation to make Loans hereunder and that each Bank shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commit ments hereunder.


          1.08  Interest.  (a)  The unpaid principal amount of each Base Rate
                --------
Loan shall bear interest from the date of the Borrowing thereof until the conversion or maturity (whether by acceleration or otherwise) of such Base Rate Loan, at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.


          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the conversion or maturity (whether by acceleration or otherwise) of such Eurodollar Loan at a rate per annum which shall, at all times during each Interest Period applicable thereto, be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate for such Interest Period.


          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin, provided that overdue principal in respect of Eurodollar Loans shall bear interest from the date the same becomes due (whether by acceleration or otherwise) until the end of the Interest Period applicable to such Eurodollar Loan at a rate per annum equal to 2% in excess of the rate of interest applicable to such Eurodollar Loans.


          (d) Interest shall accrue from and including the date of any Borrowing of any Loan to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period and
(iii) in respect of each Loan, on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.


          (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).


          (f) The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.


          1.09  Interest Periods.  At the time the Borrower gives a Notice of
                ----------------
Borrow ing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect, by giving the Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:


               (i) all Eurodollar Loans comprising a Borrowing shall have the same Interest Period;


               (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conver sion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;


               (iii) if any Interest Period begins on a day for which there is no numeric ally corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;


               (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;


               (v) subject to the foregoing clauses (i) through (iv), only a one month Interest Period shall be available to be selected prior to the Syndication Date, with all Revolving Loans constituting Eurodollar Loans during such period to be out standing pursuant to a single Borrowing, with all such Borrowings to commence and end on the same day;


               (vi) no Interest Period may be elected if it would extend beyond the Maturity Date; and


               (vii) no Interest Period may be elected at any time when a Default under Section 9.01 or an Event of Default is then in existence.


If upon the expiration of any Interest Period, the Borrower has failed to, or is not permitted to, elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10  Increased Costs, Illegality, etc.  (a)  In the event that (x) in
                ---------------------------------
the case of clause (i) below, the Agent or (y) in the case of clauses (ii) and
(iii) below, any Bank, shall have determined (which determination shall, absent manifest error, be final and con clusive and binding upon all parties hereto):


               (i) on any date for determining the Eurodollar Rate for any Interest Period, that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or


               (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receiv able resulting from the imposition of or a change in the rate of income taxes or similar charges) because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guide line, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regula tion D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank Eurodollar market; or


               (iii) at any time since the date of this Agreement, that the making or con tinuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful), or has become impracti cable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;


then, and in any such event, the Agent (in the case of clause (i) above) or such Bank shall give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Agent of such determination (which notice the Agent shall promptly trans mit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Bank, upon written demand therefor (accompanied by the written notice referred to below), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or re ceivable hereunder (a written notice as to the additional amounts owed to such Bank, show ing the itemized basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.


          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii)), or
(ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstances described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan (or such earlier date as shall be required by applicable law)); provided, that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b). Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(b), will give prompt written notice thereof to the Borrower, which notice shall set forth the itemized basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this
Section 1.10(b) upon the subsequent receipt of such notice.


          (c) If any Bank shall have determined that after the date hereof, the adop tion or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regard ing capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effective ness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, upon written demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the itemized basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this
Section 1.10(c) upon the subsequent receipt of such notice.


          1.11  Compensation.  The Borrower agrees to compensate each Bank, upon
                ------------
its written request (which request shall set forth the itemized basis for requesting such com pensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding loss of anticipated profit with respect to any Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a) or (b)); (ii) if any repayment or conversion of any Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any pre payment of any Eurodollar Loans is not made on any date specified in a notice of prepay ment given by the Borrower; or (iv) as a consequence of (x) any other default by the Bor rower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).


          1.12  Change of Lending Office.  Each Bank agrees that, upon the occur
                ------------------------
rence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.05 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event; provided, that such desig nation is made on such terms that, in the sole judgment of such Bank, such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10,
2.05 or 4.04.


          1.13  Replacement of Banks.  (a)  (i) If any Bank becomes a Defaulting
                --------------------
Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (ii) if any Bank refuses to consent to certain proposed changes, waivers, discharges or termina tions with respect to this Agreement which have been approved by the Required Banks as provided in Section 12.12(b) or (iii) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks, the Borrower shall have the right, in accordance with the requirements of Section 12.04(b), if no Event of Default will exist after giving effect to such replacement, to replace such Bank (the "Replaced Bank") with an Eligible Transferee or Transferees, none of which shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank"), and each of whom shall be reasonably acceptable to the Agent and the Letter of Credit Issuer, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to
Section 12.04(b) (and with the assignment fee payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitment and outstanding Revolving Loans of, and in each case participations in Swingline Loans and Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay (x) to the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid inter est with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to
Section 3.01, (y) to the Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not thereto fore funded by such Replaced Bank and (z) to BTCo an amount equal to such Replaced Bank's Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Bank and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement.


          (b) Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) of
Section 1.13(a) and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Revolving Note executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 12.01 and 12.06), which shall survive as to such Replaced Bank.



          SECTION 2.  Letters of Credit.
                      ------------------


          2.01  Letters of Credit.  (a)  Subject to and upon the terms and
                -----------------
conditions herein set forth, the Borrower may request the Letter of Credit Issuer at any time and from time to time on or after the Effective Date and prior to the 30th day prior to the Maturity Date to issue, for the account of the Borrower and in support of (x) trade obligations and other obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business and (y) such other obligations of the Borrower or any of its Subsidiaries to any other Person that are reasonably acceptable to the Agent and the Letter of Credit Issuer, and subject to and upon the terms and conditions herein set forth, the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer and the Agent (each such letter of credit, a "Letter of Credit" and, collectively, the "Letters of Credit").


          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed either (x) $10,000,000 or (y) when added to the aggregate principal amount of all Loans then outstanding, the Total Commitment at such time, (ii) each Letter of Credit shall have an expiry date occurring not later than the earlier of (x) one year after such Letter of Credit's date of issuance, provided that any standby Letter of Credit may be automatically extendable for periods of up to one year so long as such standby Letter of Credit provides that the Letter of Credit Issuer retains an option, satisfactory to the Letter of Credit Issuer, to terminate such standby Letter of Credit within a specified period of time prior to each scheduled extension date and (y) the fifth Business Day (or the 30th day in the case of trade Letters of Credit) prior to the Maturity Date, (iii) each Letter of Credit shall be denominated in U.S. dollars and issued on a sight basis, and (iv) the Letter of Credit Issuer will not issue any Letter of Credit after it has received written notice from the Borrower or the Required Banks stating that a Default or an Event of Default exists until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering same or (y) a waiver of such Default or Event of Default by the Required Banks.


          (c) Notwithstanding the foregoing, in the event a Bank Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of any Defaulting Bank or Banks, including by cash collateralizing any such Defaulting Bank's or Banks' Percentage of the Letter of Credit Outstandings.


          2.02  Letter of Credit Requests; Notices of Issuance.  (a)  Whenever
                ----------------------------------------------
the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Agent and the Letter of Credit Issuer written notice thereof prior to 12:00 Noon (New York time) at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day), which written notice or written confirmation of each telephonic notice shall be in the form of Exhibit A-2 appropriately completed (each a "Letter of Credit Request"). Each Letter of Credit Request shall include any other documents as the Letter of Credit Issuer customarily requires in connection therewith.

          (b)  The Letter of Credit Issuer shall, promptly upon its issuance of
(x) a standby Letter of Credit, give the Agent, each Bank and the Borrower written notice thereof and (y) a trade Letter of Credit, give the Agent and the Borrower written notice thereof in either case accompanied by a copy to the Agent of the Letter of Credit or Letters of Credit issued by the Letter of Credit Issuer.


          2.03  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower
                --------------------------------------------
hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or dis bursed until reimbursed, an "Unpaid Drawing") promptly upon but no later than two Business Days after the Letter of Credit Issuer notifies the Borrower that such payment or disbursement has occurred (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 9.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such pay ment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Applicable Base Rate Margin plus the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 9.05), such interest also to be payable on demand.


          (b) The Borrower's obligation under this Section 2.03 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespec tive of any setoff, counterclaim or defense to payment which the Borrower or any of its Subsidiaries may have or have had against the Letter of Credit Issuer, the Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.


          2.04  Letter of Credit Participations.  (a)  Immediately upon the
                -------------------------------
issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and re-ceived from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Bor rower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Agent for the account of the Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments of the Banks pursuant to Section 1.13 and/or 12.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic ad justment to the participations pursuant to this Section 2.04 to reflect the new Percentages of the assigning and assignee Bank.


          (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to deter mine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.


          (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.03(a), the Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Percentage of such payment in U.S. dollars and in same day funds, provided that no Participant shall be obli gated to pay to the Agent its Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Agent for the account of the Letter of Credit Issuer such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds rate. The failure of any Participant to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of the Letter of Credit Issuer such other Participant's Percentage of any such payment.


          (d) Whenever the Letter of Credit Issuer receives a payment of a reimburse ment obligation as to which the Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's Percentage of the principal amount thereof and interest thereon accruing after the actual funding of the respective participations.


          (e) The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irre vocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:


               (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;


               (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit, any Bank, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);


               (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;


               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or


                (v) the occurrence of any Default or Event of Default.

          2.05  Increased Costs.  If after the date hereof, the adoption or
                ---------------
effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the inter pretation or administration thereof by any governmental authority, central bank or compar able agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Participant with any request or directive (whether or not hav ing the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar re quirement against Letters of Credit issued by the Letter of Credit Issuer or such Partici pant's participation therein, or (ii) impose on the Letter of Credit Issuer or any Participant any other conditions affecting this Agreement, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon written demand to the Borrower by the Letter of Credit Issuer or such Participant (a copy of which demand shall be sent by the Letter of Credit Issuer or such Participant to the Agent), the Borrower shall pay to the Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Participant for such increased cost or reduction. A certifi cate submitted to the Borrower by the Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Participant as aforesaid shall be final and conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 2.05 upon subse quent receipt of such certificate.



          SECTION 3.  Fees; Commitments.
                      ------------------


          3.01  Fees.  (a)  The Borrower agrees to pay to the Agent for
                ----
distribution to each Non-Defaulting Bank a commitment fee (the "Commitment Fee") for the period from the Effective Date to but not including the date the Total Commitment has been ter minated, computed for each day at the rate equal to the Applicable Commitment Fee Percentage for such day multiplied by the Unutilized Commitment of such Bank on such day. Accrued Commitment Fees shall be due and payable quarterly in arrears on the last Business Day of March, June, September and December and the date upon which the Total Commitment is terminated.


          (b)  The Borrower shall pay to the Agent for the account of the Banks pro rata on the basis of their Percentages, a fee in respect of each Letter of
--- ----
Credit (the "Letter
of Credit Fee") computed for each day at a rate equal to the Applicable Eurodollar Margin for such day multiplied by the then Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment shall be terminated.


          (c) The Borrower shall pay to the Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Facing Fee") com puted for each day at the rate of 1/4 of 1% per annum on the then Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the date upon which the Total Commitment shall be terminated.


          (d) The Borrower hereby agrees to pay directly to the Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, payment or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, payments under or amendments of comparable letters of credit issued by it.


          (e) The Borrower shall pay to the Agent, for its own account, such fees as have been agreed to in writing by the Borrower and the Agent and such other fees and expenses as may be agreed to from time to time between the Borrower and the Agent, when and as due.


          (f)  All computations of Fees shall be made in accordance with
Section 12.07(b).


          3.02  Voluntary Reduction of Commitments.  Upon at least three
                ----------------------------------
Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at the Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Unutilized Total Commitment, which notice shall specify the portion of the specified reduction which shall apply to the Unutilized Acquisition Sub-Limit and the Unutilized Working Capital Sub-Limit, respectively, provided that (x) any such termination or partial reduction shall apply to proportionately and permanently reduce the Commitment of each of the Banks and (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $1,000,000 or any integral of $500,000 in excess thereof.


          3.03  Mandatory Adjustments of Commitments, etc.  (a)  The Total
                ------------------------------------------
Commitment shall terminate on the Commitment Expiration Date unless the Effective Date has occurred on or before such date.

          (b) The Total Commitment shall terminate on the earlier of (i) the date on which a Change of Control occurs and (ii) the Maturity Date.


          (c) On the Business Day following the date of receipt by the Borrower and/or any of its Subsidiaries of Cash Proceeds from any Asset Sale, the Total Commitment shall be reduced by an amount equal to the Net Cash Proceeds from such Asset Sale, provided that such reduction shall not be required to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in Reinvestment Assets (such election, together with any election made pursuant to Section 3.03(d), a "Reinvestment Election"). The Borrower may exercise its Reinvestment Election with respect to an Asset Sale if
(x) no Default or Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Agent on the Business Day following the date of the consummation of the respective Asset Sale, with such Reinvestment Election being effective with respect to the Net Cash Proceeds from such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.


          (d) On the Business Day following the date of receipt by the Borrower and/or any of its Subsidiaries of Cash Proceeds from any Recovery Event, the Total Commitment shall be reduced by an amount equal to the Net Insurance Proceeds from such Recovery Event, provided that such reduction shall not be required to the extent the Borrower elects, as hereinafter provided, to cause such Net Insurance Proceeds to be reinvested in Reinvestment Assets. The Borrower may exercise its Reinvestment Election with respect to a Recovery Event if (x) no Default or Event of Default exists and (y) the Borrower delivers a Reinvestment Notice to the Agent on the Business Day following the date of the Borrower's receipt of the proceeds from the respective Recovery Event, with such Reinvestment Election being effective with respect to the Net Insurance Proceeds from such Recovery Event equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.


          (e) The Total Commitment shall be reduced on the Reinvestment Reduction Date with respect to a Reinvestment Election, in an amount equal to the Reinvestment Reduction Amount, if any, with respect to such Reinvestment Election.


          (f) On the date of the receipt by the Borrower and/or any of its Subsidiaries of cash proceeds from the incurrence of Indebtedness for borrowed money by the Borrower and/or any of its Subsidiaries (other than Indebtedness permitted by Section 8.04 as in effect on the Effective Date), the Total Commitment shall be reduced by an amount equal to the cash proceeds from such incurrence of Indebtedness (net of underwriting discounts and commissions and other reasonable costs associated therewith).


          (g)  Each reduction of the Total Commitment pursuant to this Section
3.03 shall apply to proportionally and permanently reduce the Commitment of each Bank.

          SECTION 4. Payments.
                     --------

          4.01  Voluntary Prepayments.  The Borrower shall have the right to
                ---------------------
prepay the Loans, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions:


               (i) the Borrower shall give the Agent at the Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower prior to 12:00 Noon (New York time) at least three Business Days prior to the date of such prepayment (or, in the case of Base Rate Loans, on the same day) which notice shall, except in the case of Swingline Loans, promptly be trans mitted by the Agent to each of the Banks;


               (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or $100,000 in the case of Swingline Loans), provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;


               (iii) each prepayment in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving
                                              --- ----
     Loans; and


               (iv) with respect to each prepayment in respect of any Revolving Loans made pursuant to this Section 4.01, such prepayment shall, unless otherwise directed by the Borrower at the time of prepayment, first be deemed to be applied to any outstanding Working Capital Loans and then to any outstanding Acquisition Loans.


             4.02  Mandatory Prepayments.
                   ---------------------


             (A)  Requirements:
                  ------------


          (a) (i) If on any date the sum of (x) the aggregate outstanding principal amount of Loans (after giving effect to all other repayments thereof on such date) plus (y) the Letter of Credit Outstandings on such date exceeds the Total Commitment as then in effect, the Borrower shall repay on such date the aggregate principal amount of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of Letter of Credit Outstandings exceeds the Total

Commitment then in effect, the Borrower agrees to pay to the Agent on such date an amount in cash and/or Cash Equivalents equal to such excess and the Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Agent, until the proceeds are applied to the secured obligations). All repayments of Loans pursuant to this Section 4.02(a)(i) shall be applied first to outstanding Swingline Loans, to the extent thereof, and thereafter to Revolving Loans, with Acquisition Loans and Working Capital Loans to be repaid in proportion to their respective outstanding amounts except to the extent that such repayment would result in the outstanding principal amount of (x) Acquisition Loans exceeding the Acquisition Sub-Limit then in effect or (y) Working Capital Loans exceeding the Working Capital Sub-Limit then in effect, in which case such repayment will be applied to Acquisition Loans and/or Working Capital Loans in such allocation as will best result in the respective Sub-Limit not being exceeded.


          (ii) If, after giving effect to any repayment then being made pursuant to Section 4.02(A)(a)(i), on any date the aggregate principal amount of Working Capital Loans exceeds the Working Capital Sub-Limit then in effect, the Borrower shall repay on such date the principal of Working Capital Loans in an aggregate amount equal to such excess.


          (iii) If, after giving effect to any repayment then being made pursuant to Section 4.02(A)(a)(i), on any date the aggregate principal amount of Acquisition Loans exceeds the Acquisition Sub-Limit then in effect, the Borrower shall repay on such date the principal of Acquisition Loans in an aggregate amount equal to such excess.


          (b) All Swingline Loans shall be repaid in full on the Swingline Expiry Date.


          (c)  All Revolving Loans shall be repaid in full on the Maturity Date.


          (d) All Loans shall be repaid in full on the date on which a Change of Control occurs.


          (B)  Application:
               -----------


          With respect to each prepayment of Loans required by this Section 4.02, the Borrower may designate the specific Borrowing(s) pursuant to which such Loans were made and, with respect to each prepayment of Revolving Loans, the Types of Loans which are to be prepaid, provided that (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be immediately converted into Base Rate Loans, and (ii) each prepayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata
                                                                     --- ----
among such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.


          4.03  Method and Place of Payment.  Except as otherwise specifically
                ---------------------------
pro vided herein, all payments under this Agreement or under any Note shall be made to the Agent for the ratable account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written, telex or facsimile transmission notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any pay ments under this Agreement which are made later than 1:00 P.M. (New York time) on any Business Day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such exten sion at the applicable rate in effect immediately prior to such extension.


          4.04  Net Payments.  (a)  All payments made by the Borrower hereunder
                ------------
or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdic tion or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every pay ment of all amounts due under this Agreement or under any Note, after withholding or de duction for or on account of any Taxes, will not be less than the amount provided for here in or in such Note. If any amounts are payable in respect of Taxes pursuant to the preced ing sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pur suant to the laws of the jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Bank is organized or in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank, in each case in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 30 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its writ ten request, for the amount of any Taxes so levied or imposed and paid by such Bank.


        (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes agrees to deliver to the Borrower and the Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Sec tion 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agree ment and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Sec tion 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes to the extent that such Bank has not provided to the Borrower United States Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to
Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank is not a United States person (defined as provided above) and has not provided to the Borrower the Internal Revenue Service Forms provided for in the foregoing provisions of this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from with holding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.



        SECTION 5.  Conditions Precedent.  The obligation of each Bank to make
                    --------------------
each Loan and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder are subject, at the time of such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of the following conditions:


        5.01  Execution of Agreement.  On or prior to the Effective Date, this
              ----------------------
Agreement shall have been executed and delivered in accordance with Section
12.10.


        5.02  Notes.  On the Effective Date, there shall have been delivered to
              -----
the Agent for the account of each Bank the appropriate Note or Notes, as the case may be, executed by the Borrower in the amount, maturity and as otherwise provided herein.


        5.03  No Default; Representations and Warranties.  At the time of each
              ------------------------------------------
Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

        5.04  Officer's Certificate.  On the Effective Date, the Agent shall
              ---------------------
have received a certificate dated such date signed by an Authorized Officer of the Borrower stat ing that all of the applicable conditions set forth in Sections 5.03, 5.07 and 5.08 exist as of such date.


        5.05  Opinion of Counsel.  On the Effective Date, the Agent shall have
              ------------------
received an opinion, addressed to the Agent and each of the Banks and dated the Effective Date, from Morgan, Lewis & Bockius LLP, special counsel to the Borrower, which opinion shall cover the matters contained in Exhibit D and such other matters incident to the trans actions contemplated herein as the Agent may reasonably request.


        5.06  Corporate Proceedings.  (a)  On the Effective Date, the Agent
              ---------------------
shall have received from each Credit Party a certificate, dated the Effective Date, signed by the chairman, a vice chairman, the president or any vice-president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorpora tion and By-Laws, or other organizational documents, of such Credit Party, the resolutions of such Credit Party and each of the other documents referred to in such certificate and all of the foregoing (including each such Certificate of Incorporation, By-Laws, resolutions and other documents) shall be reasonably satisfactory to the Agent.


        (b) On the Effective Date, all corporate and legal proceedings and all instru ments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corpor ate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.


        5.07  Consummation of the Transaction.  (a)  On the Effective Date, each
              -------------------------------
Merger shall have been consummated in accordance with the Merger Documents applicable thereto and all applicable laws, and each of the material conditions precedent to the consummation of each such Merger shall have been satisfied and not waived except with the consent of the Agent and the Required Banks to the satisfaction of the Agent and the Required Banks.


        (b) On the Effective Date, (i) the Borrower shall have received gross cash proceeds of at least $40,000,000 in connection with the Borrower's registered initial public offering of its common stock (the "IPO") and (ii) the Borrower shall have used the full amount of such proceeds to make payments owing in connection with the Transaction prior to utilizing any proceeds of Revolving Loans for such purpose.

        (c) On the Effective Date, (x) the total commitments in respect of the Indebtedness to be Refinanced shall have been terminated, all loans with respect thereto shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated and all other amounts owing with respect thereto shall have been repaid in full and (y) the creditors in respect of the Indebtedness to be Refinanced shall have terminated and released all security interests in and Liens on the capital stock of and assets owned by the Founding Companies or any of their Subsidiaries.


        (d) On or prior to the Effective Date, there shall have been delivered to the Agent and the Banks true and correct copies of all Merger Documents and all IPO Documents, and all of the terms and conditions of such Documents shall be in the form previously delivered to the Agent.


        (e) On the Effective Date, the Agent shall have received evidence, in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 5.07 have been satisfied as of such date.


        5.08  Adverse Change, etc.  (a)  On the Effective Date, nothing shall
              --------------------
have occurred (and neither the Required Banks nor the Agent shall have become aware of any facts or conditions not previously known) which the Required Banks or the Agent shall determine (i) has had, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or the Agent under the Credit Documents or on the ability of the Borrower and/or the other Credit Parties to perform their respective obligations under the Credit Documents or (ii) has had, or could reasonably be expected to have, a Material Adverse Effect.


        (b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction and the other transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents.


        5.09  Litigation.  On the Effective Date, there shall be no actions,
              ----------
suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or any other Document or (b) which the Agent or the Required Banks shall determine has or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the rights or remedies of the Banks or the Agent under the Credit Documents or on the ability of the Borrower and/or the other Credit Parties taken as a whole to perform their respective obligations under the Credit Documents.


        5.10  Subsidiary Guaranty.  On the Effective Date, each Subsidiary
              -------------------
Guarantor shall have duly authorized, executed and delivered a Guaranty in the form of Exhibit F (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.


        5.11  Pledge Agreement; Security Agreement.  (a)  On the Effective Date,
              ------------------------------------
each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit G (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledged Securities refer red to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Pledge Agreement shall be in full force and effect.


        (b) On the Effective Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit H (as modified, supplemented or amended from time to time in accordance with the terms thereof and hereof, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, in each case together with:


               (i) proper Financing Statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each juris diction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;


               (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party (including any Founding Company) or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name any Credit Party (including any Founding Company) or any of its Subsidiaries as debtor (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

            (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Security Agreement; and


               (iv) evidence that all other actions necessary or, in the reasonable opin ion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken;


and the Security Agreement shall be in full force and effect.


          5.12  Financial Statements; Pro Forma Balance Sheet; Projections.  On
                ----------------------------------------------------------
or prior to the Effective Date, the Agent shall have received true and correct copies of the historical financial statements, the pro forma balance sheet and
                                                   --- -----
the projections referred to in Sections 6.09 and 6.10(b), which historical financial statements, pro forma balance sheet and projections shall be in form
                      --- -----
and substance reasonably satisfactory to the Agent and the Required Banks.


          5.13  Solvency Certificate; Environmental Analyses; Insurance
                -------------------------------------------------------
Certificates. On the Effective Date, the Borrower shall have delivered to the
------------
Agent:


               (i) a solvency certificate from the Chief Financial Officer of the Borrower in the form of Exhibit I;


               (ii) environmental and hazardous substance assessments and analyses in scope, and in form and substance, reasonably satisfactory to the Agent and the Required Banks; and


               (iii) certificates of insurance complying with the requirements of Section 7.03 for the business and properties of the Borrower and its Subsidiaries, and nam ing the Collateral Agent as an additional insured and as loss payee, and stating that such insurance shall not be cancelled without at least 30 days prior written notice by the respective insurer to the Collateral Agent (or such shorter period of time as a particular insurance company generally provides).


          5.14  Payment of Fees.  On the Effective Date, all costs, fees and
                ---------------
expenses, and all other compensation contemplated by this Agreement, in each case due to the Agent or the Banks (including, without limitation, legal fees and expenses) shall have been paid to the extent due.


          5.15  Notice of Borrowing; Letter of Credit Request.  The Agent shall
                ---------------------------------------------
have received a Notice of Borrowing satisfying the requirements of Section 1.03(a) with respect to each incurrence of Revolving Loans. BTCo shall have received the notice satisfying the requirements of Section 1.03(b)(i) with respect to each incurrence of Swingline Loans. The Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request satisfying the requirements of Section
2.02 with respect to each issuance of a Letter of Credit.


          The occurrence of the Effective Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Agent and each of the Banks that all of the applicable conditions specified above exist as of the date of such Credit Event. All of the certificates, legal opinions and other documents and papers referred to in
Section 5, unless otherwise specified, shall be delivered to the Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be reasonably satisfactory in form and substance to the Agent.



          SECTION 6.  Representations, Warranties and Agreements.  In order to
                      ------------------------------------------
induce the Banks to enter into this Agreement and to make the Loans and issue and/or parti cipate in the Letters of Credit provided for herein, the Borrower makes the following repre sentations, warranties and agreements as to itself and as to each of its Subsidiaries (to the extent provided therein) with the Banks, in each case after giving effect to the Transaction and all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit.


          6.01  Corporate Status.  Each of the Credit Parties (i) is a duly
                ----------------
organized and validly existing corporation and is in good standing, in each case under the laws of the jurisdiction of its organization, and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently pro poses to engage and (ii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.


          6.02  Power and Authority.  Each Credit Party has the corporate power
                -------------------
and authority to execute, deliver and carry out the terms and provisions of each of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of each of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          6.03  No Violation.  Neither the execution, delivery or performance by
                ------------
any Credit Party of the Documents to which it is a party nor compliance by them with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will con flict or be inconsistent with or result in any breach of, any of the terms, covenants, condi tions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other instrument to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject or
(iii) will violate any provision of the Certificate of Incorporation or By-Laws (or other organizational document), as the case may be, of such Credit Party.


          6.04  Litigation.  There are no actions, suits or proceedings pending
                ----------
or threatened, with respect to the Borrower or any of its Subsidiaries (i) that have, or that are reasonably likely to have, a Material Adverse Effect or (ii) that have, or that are reasonably likely to have, a material adverse effect on the rights or remedies of the Banks or on the ability of the Borrower and/or the other Credit Parties to perform their respective obliga tions to the Banks under the Credit Documents.


          6.05  Use of Proceeds; Margin Regulations.  (a)  The proceeds of all
                ------------------------------------
Working Capital Loans and Swingline Loans shall be utilized for the general corporate and working capital purposes of the Borrower and its Subsidiaries (it being understood and agreed that such purposes shall include payments to effect the Refinancing and the repayment of working capital indebtedness of entities that become Subsidiaries of the Borrower that is outstanding at the time of the acquisition thereof pursuant to a Permitted Acquisition).


          (b) The proceeds of all Acquisition Loans shall be utilized to make Permitted Acquisitions, including to make payments owing in connection with the Mergers.


          (c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.


          6.06  Approvals.  Except as have been obtained or made and which
                ---------
remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof or any other Person, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document and the consummation of the transactions contemplated therein or (ii) the legality, validity, binding effect or enforceability of any Document.


          6.07  Investment Company Act.  Neither the Borrower nor any of its Sub
                ----------------------
sidiaries is an "investment company" or a company "controlled" by an "investment com pany," within the meaning of the Investment Company Act of 1940, as amended.


          6.08  Public Utility Holding Company Act.  Neither the Borrower nor
                ----------------------------------
any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding com pany," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.


          6.09  True and Complete Disclosure.  All factual information (taken as
                ----------------------------
a whole) heretofore or contemporaneously furnished by or on behalf of any Credit Party in writing to the Agent or any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein (including the Transaction) is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The pro jections (including those delivered to the Agent on September 17, 1997) and pro forma financial information contained in
                                 --- -----
such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower or any of its Subsidiaries which would have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent for use in connection with the transactions contemplated hereby.


          6.10  Financial Condition; Financial Statements.  (a)  On and as of
                -----------------------------------------
the Effective Date, on a pro forma basis after giving effect to the execution,
                         --- -----
delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection there with, and with respect to the Borrower and its Subsidiaries taken as a whole (x) the sum of their assets, at a fair valuation, will exceed their debts, (y) they have not incurred nor intend to, nor believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) they will have sufficient capital with which to conduct their busi ness. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unse cured.


          (b) The consolidated balance sheets of each Founding Company as at the close of each Founding Company's most recently ended fiscal year and most recently reported fiscal quarter, as the case may be, and the related consolidated statements of operations and cash flows of each Founding Company for each such Founding Company's most recently ended fiscal year and most recently reported fiscal quarter, as the case may be, as of said dates, which, in the case of the year end financial statements, have (for each Founding Company) been examined by independent certified public accountants reasonably satisfactory to the Agent, and the pro forma (after giving effect to the
                                   --- -----
Transaction and the other transactions contemplated hereby) consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1997 and the related consolidated statements of operations and cash flows for the six-month period ended June 30, 1997, copies of which have heretofore been furnished to each Bank, present fairly the financial position of the Borrower and its Subsidiaries at the dates of said statements and the results for the periods covered thereby (or, in the case of the pro forma financial statements, present a good faith
                        --- -----
estimate of the consolidated pro forma financial condition and results of the
                             --- -----
Borrower and its Subsidiaries at the date thereof and/or for the period covered thereby). All such financial statements (other than the aforesaid pro forma
                                                                   --- -----
financial statements) have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.


          (c) After giving effect to the Transaction (and assuming that same occurred prior to December 31, 1996), nothing has occurred since December 31, 1996 that has had or could reasonably be expected to have a Material Adverse Effect.


          (d) Except as fully reflected in the financial statements described in Section 6.10(b) or in the footnotes thereto and the Indebtedness incurred under this Agreement, there were as of the Effective Date (and after giving effect to any Loans made on such date), no material Contingent Obligation, contingent liability or liability for taxes or any long-term lease or unusual forward or long-term commitment, including interest rate or currency swap or exchange transactions, with respect to the Borrower or any of its Subsidiaries which either individually or in the aggregate would be material to the Borrower or to the Borrower and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to June 30, 1997.


          6.11  Security Interests.  On and after the Effective Date, each of
                ------------------
the Security Documents creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Security Agreement Collateral may be subject to the security interests evidenced by Permitted Liens relating thereto and each Mortgaged Property may be subject to the Permitted Encumbrances relating thereto) in favor of the Collateral Agent (or such other trustee as may be required and desired under local law), and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected lien on, and security interest in, all Collateral. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created under the Pledge Agreement.


          6.12  Tax Returns and Payments.  Each of the Borrower and each of its
                ------------------------
Subsidiaries has filed all United States federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it (giving effect to any filing extension obtained in connection therewith) and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all United States federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. As of the Effective Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries will incur any Taxes in connection with the Transaction. Prior to the Effective Date, each of CFX, Inc., Alpine Gem Flower Shippers, Inc., The Roy Houff Company, Bay State Florist Supply, Inc., United Wholesale Florists of America, Inc., and American Florist Supply, Inc. made a valid S election under Section 1361 of the Code, and each also made all such elections required under any analogous provisions of state or local law; and each will continue to be a valid S corporation through the Effective Date.

          6.13  Compliance with ERISA.  Each Plan (and each related trust,
                ---------------------
insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of
the Code or expects to incur any material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with
Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, could not result in a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which could result in a Material Adverse Effect.

          6.14  Ownership; Subsidiaries.  On the Effective Date, the
                -----------------------
corporations listed on Annex III are all of the Subsidiaries of the Borrower. Annex III correctly sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.


          6.15  Intellectual Property.  The Borrower and each of its
                ---------------------
Subsidiaries owns or holds a valid license to use all the patents, trademarks, permits, service marks, trade names, technology, know-how, copyrights, licenses, franchises and formulas or rights with respect to the foregoing, that are used in the operation of the business of the Borrower and each of its Subsidiaries as presently conducted and as proposed to be conducted and are material to such business.


          6.16  Compliance with Statutes, etc.  The Borrower and each of its
                ------------------------------
Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect.


          6.17  Environmental Matters.  (a)  The Borrower and each of its
                ---------------------
Subsidi aries have complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of the Borrower, past or threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences concerning the business or operations of the Borrower or any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, any property adjoining or in the vicinity of any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any currently owned Real Property of the Borrower or any of its Subsidiaries or (ii) to cause any such currently owned Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.


          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate any Environmental Law. Hazardous Materials have not at any time been Released on or from any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries. There are not now any underground storage tanks located on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries.


          (c) Notwithstanding anything to the contrary in this Section 6.17, the representations made in this Section 6.17 shall only be untrue if the aggregate effect of all failures, noncompliances, Environmental Claims, Hazardous Materials, Releases and presence of underground storage tanks, in each case of the types described above, could reasonably be expected to have a Material Adverse Effect.


          6.18  Real Properties.  All Real Property owned or leased by the
                ---------------
Borrower or any of its Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Annex IV. The Borrower and each of its Subsidiaries have good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Annex IV and in the financial statements referred to in Section 6.10(b), free and clear of all Liens, other than Permitted Liens.


          6.19  Labor Relations.  Neither the Borrower nor any of its
                ---------------
Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitra tion proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not rea sonably be expected to have a Material Adverse Effect.


          6.20  Indebtedness.  Schedule V sets forth a true and complete list of
                ------------
all Indebtedness of the Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the "Existing Debt"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.


          6.21  Other Documents.  All representations and warranties set forth
                ---------------
in the IPO Documents and in the Merger Documents were true and correct in all material respects on the date on which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such date.



          SECTION 7.  Affirmative Covenants.  The Borrower hereby covenants and
                      ---------------------
agrees that as of the Effective Date and, thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:


          7.01  Information Covenants.  The Borrower will furnish to each Bank:
                ---------------------


          (a)  Annual Financial Statements.  Within 90 days after the close of
               ---------------------------
     each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations and stockholders' equity and of cash flows for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable bud geted figures for such fiscal year and certified by the chief financial officer or other Authorized Officer of the Borrower that such statements fairly present the financial condition of the Borrower and its Subsidiaries, as of the dates indicated and the re sults of their operations and changes in their cash flows for the periods indicated and examined by independent certified public accountants of recognized national standing as shall be acceptable to the Agent, whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or Event of Default has come to their attention a statement as to the nature thereof (it being understood that delivery of the Borrower's annual report, as filed with the SEC on Form 10-K, shall be adequate to comply with the requirements of this Section 7.01(a)).


          (b)  Quarterly Financial Statements.  Within 45 days after the close
               ------------------------------
     of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of operations and stockholders' equity and of cash flows for such quarterly accounting period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments (it being understood that delivery of the Borrower's quarterly financial statements, as filed with the SEC on Form 10-Q, shall be adequate to comply with the requirements of this Section 7.01(b)).


          (c)  Budgets, etc.  Not more than 60 days after the commencement of
               -------------
     each fiscal year of the Borrower, budgets in form reasonably satisfactory to the Agent (including, in any event, budgeted statements of income and sources and uses of cash and balance sheets) for (x) such fiscal year prepared in detail and (y) each of the five years immediately following such fiscal year prepared in summary form, of the Borrower and its Subsidiaries, in each case as customarily prepared by management for its internal use setting forth, with appropriate discussion, the prin cipal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 7.01(a) and (b), a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause (x) of this Section 7.01(c) shall be presented.


          (d)  Officer's Certificates.  At the time of the delivery of the
               ----------------------
     financial state ments provided for in Sections 7.01(a) and (b), a certificate of the chief financial officer, controller or chief accounting officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (x) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.05, 8.09 and 8.10, as at the end of such fiscal quarter or year, as the case may be and (y) the Leverage Ratio (with detailed computation thereof) as at the end of such fiscal quarter or year, as the case may be.


          (e)  Notice of Default or Litigation.  Promptly, and in any event
               -------------------------------
     within five Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with re spect thereto and (y) the commencement of, or threat of, or any significant development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

          (f)  Auditors' Reports.  Promptly upon receipt thereof, a copy of each
               -----------------
     report or "management letter" submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries.


          (g)  Environmental Matters.  Promptly after obtaining knowledge of any
               ---------------------
     of the following, written notice of:


                   (i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, operated or leased by the Borrower or any of its Subsidiaries which, if successful, would be reasonably likely to have a Material Adverse Effect;


                   (ii) any condition or occurrence that (x) results in material noncom pliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law, or (y) could reasonably be anticipated to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, operated or leased by the Borrower or any of its Subsidiaries with respect to, in the case of both clauses (x) and (y) above, (A) any Mortgaged Property or (B) to the extent such noncompliance or Environmental Claim is material to the Borrower or to any other Credit Party, any other Real Property;


                   (iii) any condition or occurrence on any Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that could rea sonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or its Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law in the event such restrictions apply with respect to a Mortgaged Property or, to the extent such restrictions are material to the Borrower or any other Credit Party, with respect to any other Real Property; and


                   (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, operated or leased by the Borrower or any of its Subsidiaries.


     All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's response thereto. In addition, the Borrower agrees to provide the Banks with copies of all material communications with any government or governmental agency relating to Environmental Laws, all material communications with any person relating to Environmental Claims, and such detailed reports of any Environ mental Claim as may reasonably be requested by the Agent or the Required Banks.


          (h)  Permitted Acquisition Reports.  Within 90 days after the date of
               -----------------------------
     the consummation of a Permitted Acquisition in which the Acquired Business had annual revenues of $10,000,000 or more for the most recently ended fiscal year of such Acquired Business, an audit of such Acquired Business prepared by the Borrower's independent certified public accountants.


          (i)  Other Information.  Promptly upon transmission thereof, copies of
               -----------------
     any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to the holders of their publicly held capital stock (in each case to the extent not theretofore delivered to the Banks pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Banks may reasonably request from time to time.


          7.02  Books, Records and Inspections.  The Borrower will, and will
                ------------------------------
cause each of its Subsidiaries to, permit, upon notice to the chief financial officer or other Authorized Officer of the Borrower, officers and designated representatives of the Agent or the Required Banks to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Banks may desire.


          7.03  Maintenance of Property; Insurance.  (a)  The Borrower will, and
                ----------------------------------
will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance with reputable and solvent insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice. The Borrower will furnish on the Effective Date and annually thereafter to the Agent a summary of the insurance carried in respect of the Borrower and its Subsidiaries and the assets of the Borrower and its Subsidiaries together with certificates of insurance and other evidence of such insurance, if any, naming the Collateral Agent as an additional insured (in the case of liability policies) and/or loss payee (in the case of casualty policies), to the extent of its interests therein.


          (b) If the Borrower or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 7.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Agent and/or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Agent or the Collateral Agent as the case may be, for all costs and expenses of procuring such insurance.


          7.04  Payment of Taxes.  The Borrower will pay and discharge, and will
                ----------------
cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under
Section 8.03(a) or charge upon any properties of the Borrower or any of its Subsidiaries provided that neither the Borrower nor any of its Sub sidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate re serves with respect thereto in accordance with GAAP.


          7.05  Corporate Franchises.  The Borrower will do, and will cause each
                --------------------
of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises and authority to do business to the extent material to any Credit Party or to the Borrower and the other Credit Parties taken as a whole provided that any transaction permitted by Section 8.02 will not constitute a breach of this
Section 7.05.


          7.06  Compliance with Statutes, etc.  The Borrower will, and will
                ------------------------------
cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which could not have a Material Adverse Effect or a material adverse effect on the ability of the Credit Parties, in the aggregate, to perform their obli gations under the Credit Documents.


          7.07  Good Repair.  The Borrower will, and will cause each of its
                -----------
Subsidiaries to, ensure that its material properties and equipment used or useful in its bus iness are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.


          7.08  Compliance with Environmental Laws.  (a)  Except where the
                ----------------------------------
failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower: (i) will comply, and will cause each of its

Subsidiaries to comply, with all Environmental Laws applicable to the operation of their business and the ownership of use of any Real Property; (ii) will pay, and will cause each of its Subsidiaries to pay, all costs and expenses incurred in such compliance; (iii) will keep or cause to be kept all Real Properties owned, operated or leased by the Borrower or any of its Subsidiaries free and clear of any material Liens imposed pursuant to such Environ mental Laws; and
(iv) neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property, or transport or permit the transportation of Hazardous Materials to or from any such Real Property except in compliance with applicable law. If the Borrower or any of its Subsidiaries, or any tenant or occupant of any Real Property, causes or permits any intentional or unintentional act or omission resulting in the material presence or release of any Hazardous Material (except in compliance with applicable Environmental Laws), the Borrower agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Prop erty provided that neither the Borrower nor any of its Subsidiaries shall be required to comply with any such order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP.


          (b) At the written request of the Agent, at any time when the Borrower is required to give the Agent notice under Section 7.01(g) of any event specified in Section 7.01(g), the Borrower will provide, at the Borrower's sole cost and expense, an environmental site assessment report concerning any Real Property the subject of such notice, prepared by an environmental consulting firm approved by the Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property. If the Borrower fails to provide the same 90 days after such request was made, the Agent may order the same, and the Borrower shall grant and hereby grants to the Agent and its agents access to such Real Property and specifically grants the Agent an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower's expense.


          7.09  ERISA.  As soon as possible and, in any event, within 10 days
                -----
after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events, the Borrower will deliver to each of the Banks a certificate of the chief financial officer or other Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Banks a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of
ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. At the request of any Bank, the Borrower will deliver to such Bank (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to the PBGC, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Banks no later than 10 days after the date such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Borrower, the Subsid iary or the ERISA Affiliate, as applicable.

          7.10  End of Fiscal Years; Fiscal Quarters.  The Borrower will, for
                ------------------------------------
financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on March 31, June 30, September 31, and December 31 of each year.


          7.11  Mortgages; Title Insurance; Survey; etc.  (a) Within 90 days
                ----------------------------------------
following the Effective Date, the Collateral Agent shall have received:


               (i) fully executed counterparts of Mortgages, in form and substance rea sonably satisfactory to the Agent, which Mortgages shall cover the Mortgaged Properties owned by the Credit Parties on the Effective Date as designated on Annex IV, together with evidence that counterparts of such Mortgages have been delivered to the title insurance company insuring the Lien of such Mortgages for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable, to effectively create a valid and enforceable first priority mortgage lien on each such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or advisable under local law) for the benefit of the Secured Creditors;


               (ii) a mortgagee title insurance policy (or a binding commitment with respect thereto) on each such Mortgaged Property (the "Mortgage Policies") issued by a title insurer reasonably satisfactory to the Agent in amounts satisfactory to the Agent assuring the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Per mitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Agent, and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes, shall not include an exception for mechanics' liens, shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request and shall provide for any other matter that the Agent may reasonably request;


               (iii) a recent survey, in form and substance reasonably satisfactory to the Agent, of each such Mortgaged Property, certified by a licensed professional surveyor reasonably satisfactory to the Agent; and


               (iv) one or more opinions of counsel reasonably satisfactory to the Agent, addressed to the Agent, the Collateral Agent and each of the Banks, from such counsel reasonably satisfactory to the Agent as the Agent may reasonably request, which opinions shall cover certain of the matters (but not title or lien priority) relating to the security interests granted pursuant to the Security

     Documents and such other matters incident to the transactions contemplated herein as the Agent may reasonably request.


          (b) To the extent not delivered by the Borrower to the Agent pursuant to Section 5.07 on the Effective Date, within 45 days following the Effective Date, the Borrower shall have delivered to the Agent such additional releases of security interests (including, without limitation, Form UCC-3 termination statements) in and Liens on the assets owned by the Borrower and its Subsidiaries as the Agent may reasonably request, which releases shall be in form and substance reasonably satisfactory to the Agent and shall evidence the Refinancing that occurred on the Effective Date.


          (c) Within 60 days following the Effective Date, the Administrative Agent shall have received:


          (i) one or more additional opinions of counsel reasonably satisfactory to the Agent, addressed to the Agent and each of the Banks, from such counsel reasonably satisfactory to the Agent as the Agent may reasonably request, which opinions shall cover certain of the matters relating to the execution, delivery and performance of the Credit Documents by Bay State Florist Supply, Inc., United Wholesale Florists, Inc., United Wholesale Florists of America, Inc., Alpine Gem Flower Shippers, Inc., American Florist Supply, Inc. and The Roy Houff Company;


          (ii) a certified copy of an amendment to the articles of organization and by-laws of Bay State Florist Supply, Inc., which amendment shall delete or otherwise modify on terms satisfactory to the Agent the provisions thereof which require any Person who forecloses on the capital stock of such company to first offer such capital stock back to such company; and


          (iii) a certified copy of an amendment to the by-laws of each of United Wholesale Florists of America, Inc., and United Wholesale Florists, Inc., which amendment shall delete the provisions of Section 6 of Article VI thereof.


          7.12  Additional Security; Further Assurances.  (a)  At the time the
                ---------------------------------------
Borrower or any Subsidiary Guarantor shall acquire after the Effective Date an ownership interest in any Material Real Property (or at the time of the acquisition or creation, after the Effective Date, of any Subsidiary Guarantor having an ownership interest in any Material Real Property), the Borrower shall give prompt notice thereof to the Agent and the Banks. Upon the request of the Agent or the Required Banks, the Borrower shall, or shall cause such Subsidiary Guarantor to, execute a mortgage, deed to secure debt or similar document with respect to such Material Real Property (all such mortgages, deeds and similar documents, "Additional Mortgages") reasonably satisfactory in form and substance to the Agent and such Additional Mortgages shall constitute valid and enforceable perfected mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.


          (b) The Borrower will, and will cause each Subsidiary Guarantor to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assign ments, conveyances, financing statements, transfer endorsements, powers of attorney, certi ficates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, real estate appraisals satisfying the requirements of applicable law, mortgage policies, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.12 has been complied with.


          (c) The Borrower agrees that each action required above by Sections 7.12(a) and (b) shall be completed as soon as possible, but in no event later than 75 days after such action is requested to be taken by the Agent or the Required Banks.


          7.13  Foreign Subsidiaries Security.  If following a change in the
                -----------------------------
relevant sections of the Code or the regulations, rules, rulings, notices or other official pronounce ments issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Agent does not within 30 days after a request from the Agent or the Required Banks deliver evidence, in form and substance mutually satisfactory to the Agent and the Borrower, with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to the Pledge Agreement that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in sub stantially the form of the Security Agreement and
(iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty, in any such case could reasonably be expected to cause (I) the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for United States federal income tax purposes which would not be substantially offset by a foreign tax credit or other similar benefit of such United States parent or (II) other material adverse United States federal income tax consequences to the Credit Parties, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock so issued by such Foreign Subsidiary not theretofore pledged pur-suant to the Pledge Agreement shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed), granting the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary's assets and securing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiary Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Subsidiary Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement, in each case to the extent that the entering into such Security Agreement or Subsidiary Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 7.13 to be in form and substance reasonably satisfactory to the Agent.



          SECTION 8.  Negative Covenants.  The Borrower hereby covenants and
                      ------------------
agrees that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:


          8.01  Changes in Business.  The Borrower will not permit at any time
                -------------------
the business activities conducted by the Borrower and its Subsidiaries (other than immaterial activities) to include activities other than those currently conducted on the Effective Date and any additional businesses relating to the provision of products and services (including delivery and transport services) for florists and activities incidental to the foregoing.


          8.02  Consolidation, Merger, Sale or Purchase of Assets, etc.  The
                -------------------------------------------------------
Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dis solve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than inventory, obsolete or worn-out equipment or excess equipment, in each case in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that the following shall be permitted:

          (a) Consolidated Capital Expenditures by the Borrower and its Subsidiaries to the extent not in violation of Section 8.05, and the Borrower and its Subsidiaries may enter into operating leases as lessee with respect to real or personal property in the ordinary course of business and otherwise in compliance with this Agreement;


          (b)(i) the Borrower and the Subsidiary Guarantors (other than Specified Subsidiaries) may transfer assets among themselves and (ii) Foreign Subsidiaries may transfer assets among themselves;


          (c) the advances, investments and loans permitted pursuant to Section 8.06;


          (d) the Borrower and its Subsidiaries may sell or discount, in each case without recourse, accounts receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof;


          (e) the Borrower and its Subsidiaries may sell or otherwise dispose of assets for cash, provided that the aggregate net cash proceeds from all such sales pursuant to this clause (e) shall not exceed $3,000,000 in any fiscal year of the Borrower;


          (f) the Borrower and the Subsidiary Guarantors may acquire assets or the capital stock of any Person, including by merger of the Acquired Business with a Subsidiary Guarantor so long as the survivor of such merger is, or becomes at such time, a Subsidiary Guarantor (any such acquisition, a "Permitted Acquisition" and the date of consummation of any such Permitted Acquisition, an "Acquisition Date"), provided that (i) the sum of the aggregate cash and Cash Equivalents plus the aggregate market value of all other consideration paid by Borrower and its Subsidiaries (including any Indebtedness assumed by the Borrower or any Subsidiary of the Borrower and any stock issued by the Borrower) in connection with any Acquired Business acquired in such Permitted Acquisition shall not exceed $25,000,000 (or, in the case where the total consideration exceeds $25,000,000, at least 90% of the total consideration (including any Indebtedness assumed by the Borrower and/or any Subsidiary) paid for an Acquired Business consists of non-redeemable common stock of the Borrower, provided that in no event shall the total consideration paid by the Borrower or any Subsidiary of the Borrower in connection with any such Permitted Acquisition exceed $250,000,000); (ii) at least one-third of the sum of the aggregate cash and Cash Equivalents plus the aggregate market value of all other consideration paid in respect of all Permitted Acquisitions consummated during any six month period shall have been paid in the form of non-redeemable common stock of the Borrower; (iii) no Default or Event of Default exists at the time of such acquisition or will exist as a result thereof; (iv) all of the representations and warranties set forth in this Agreement are true and correct in all material respects, both before and after giving effect to any such Permitted Acquisition, (v) in respect of each Permitted Acquisition (or of all Permitted Acquisitions closing on the same date), the Borrower shall have delivered to the Agent an officer's certificate executed by an Authorized Officer of the Borrower demonstrating (in reasonable detail) that (A) the Acquired Business the subject of such Permitted Acquisition (or Acquisitions), when combined with all other Acquired Businesses the subject of Permitted Acquisitions consummated during the six month period ending on the respective Acquisition Date, would have been in compliance with Sections 8.09 and 8.10 as applicable to such Acquired Businesses on a combined basis, in each case, for the Test Period of the Borrower then most recently ended and (B) on a pro forma basis determined as if such Permitted
                                 --- -----
     Acquisition (or Acquisitions) had been consummated on the first day of the last Test Period of the Borrower then ended, the Borrower would have been in compliance with Sections 8.09 and 8.10 for such Test Period; (vi) the Borrower's independent certified public accountants shall have prepared, and the Required Banks shall be reasonably satisfied with, an unaudited report of such Acquired Business (with such report to be in form and detail as is reasonably acceptable to the Agent), (vii) each such Acquired Business shall be in a line of business permitted under Section 8.01, and
     (viii) each such Acquired Business shall be located in the United States or an Approved Country, provided that in no event shall the total
                          --------
     consideration paid in respect of all Permitted Acquisitions of Acquired Businesses located in Approved Countries exceed $10,000,000 in the aggregate;


          (g) the Borrower and the Subsidiary Guarantors may acquire assets of or the capital stock of or other ownership interest in any Person engaged in a line of business permitted under Section 8.01 so long as the aggregate cash and Cash Equivalents plus the aggregate market value of all other consideration paid in connection with all such acquisitions consummated after the Effective Date shall not exceed $1,000,000;


          (h)(x) any Subsidiary (other than a Specified Subsidiary) of the Borrower may be merged with or into, or be dissolved or liquidated into the Borrower or any Subsidiary Guarantor (other than a Specified Subsidiary), provided that (i) the resulting entity must be a Subsidiary Guarantor and
     (ii) a Specified Subsidiary may be merged with or into, or be dissolved or liquidated into, a Subsidiary Guarantor so long as the Indebtedness (if any) of, and/or Liens (if any) on the property of, such Specified Subsidiary would be permitted to be incurred by such Subsidiary Guarantor under the provisions hereof at the time of such merger, dissolution or consolidation and (y) any Foreign Subsidiary may be merged with or into, or be dissolved or liquidated into, any other Foreign Subsidiary provided that if any stock of any Foreign Subsidiary involved in such merger, dissolution or liquidation was pledged under the Pledge Agreement prior to such merger, dissolution or consolidation, at least 65% of each class of capital stock of the surviving Foreign Subsidiary shall be pledged pursuant to the Pledge Agreement; and


          (i) (x) each of the Mergers shall be permitted and (y) the acquisition by CFX, Inc. of all of the capital stock of Floraltech, Inc. shall be permitted, in each case pursuant to the respective Merger Agreements.



To the extent the Required Banks waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.02 (and such Collateral is released (or permitted to be released) from the Liens created by the respective Security Document), such Collateral in each case shall be sold free and clear of the Liens created by the Security Documents and the Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as the Agent deems appropriate, or as the Borrower may reasonably request, in connection therewith.


          8.03  Liens.  The Borrower will not, and will not permit any of its
                -----
Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes) or assign any right to receive income, except:


          (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been estab lished in accordance with GAAP;


          (b) Liens in respect of property or assets of the Borrower and its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;


          (c) Liens created by or pursuant to this Agreement or the Security Documents;

          (d) Liens in existence on the Effective Date, and which are to continue in effect after the Effective Date which are listed, and the property subject thereto described, in Annex VI, without giving effect to any extensions or renewals thereof ("Permitted Liens");


          (e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9.09;


          (f) Liens incurred or deposits made (x) in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of busi ness (exclusive of obligations in respect of the payment for borrowed money) and (y) to secure the performance of leases of Real Property to the extent incurred or made in the ordinary course of business consistent with past practices;


          (g) licenses, leases or subleases granted to third Persons not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;


          (h) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;


          (i)  Liens created pursuant to Capital Leases permitted pursuant to
     Section 8.04(b);


          (j) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Effective Date, provided, that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 80%, of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness, and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 8.04(b);


          (k) Liens existing with respect to specific assets at the time acquired pursuant to a Permitted Acquisition in compliance with Section 8.02(f) (and not to all such assets generally), provided that (x) any such Liens, and the Indebtedness secured thereby, were not created at the time of or in contemplation of the acquisition of such assets by the Borrower or its Subsidiaries, (y) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the asset to which such Lien relates, determined at the time of the acquisition of such asset, and (z) the Indebtedness secured thereby is permitted by
     Section 8.04(e);


          (l)  Permitted Encumbrances; and


          (m) Liens arising in the ordinary course of business in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods.


          8.04  Indebtedness.  The Borrower will not, and will not permit any of
                ------------
its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:


          (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;


          (b) Capitalized Lease Obligations and Indebtedness incurred pursuant to purchase money Liens permitted by Section 8.03(j), provided, that the sum of all such Capitalized Lease Obligations outstanding at any time plus the aggregate principal amount of all such purchase money Indebtedness outstanding at such time shall not exceed $10,000,000;


          (c) Existing Debt listed on Annex V, but only to the respective date, if any, set forth on such Annex V with respect to any particular issue of Existing Debt, without giving effect to any subsequent extension, renewal or refinancing thereof;


          (d) Indebtedness (i) between and among the Borrower and Subsidiary Guarantors (other than Specified Subsidiaries) and (ii) among Foreign Subsidiaries;


          (e) Indebtedness of a Person outstanding at the time it is first acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition pursuant to Section 8.02(f), provided that (A) any such Indebtedness was not created at the time of or in contemplation of such acquisition and (B) the aggregate principal amount of Indebtedness permitted pursuant to this clause (e) shall not exceed $7,500,000 at any time outstanding; and


          (f) unsecured Indebtedness of the Borrower not otherwise permitted by the foregoing clauses (a) through (e), provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (f) shall not exceed $5,000,000 at any time outstanding.


          8.05  Capital Expenditures.  (a)  The Borrower will not, and will not
                --------------------
permit any of its Subsidiaries to, make Consolidated Capital Expenditures, provided that the

Borrower and its Subsidiaries may make Consolidated Capital Expenditures so long as the aggregate amount of Consolidated Capital Expenditures made during (x) the period (taken as one accounting period) commencing on the Effective Date and ending on December 31, 1998 does not exceed $3,250,000 and (y) each fiscal year (taken as one accounting period) thereafter commencing with the fiscal year ending December, 1999, does not exceed the Capital Expenditure Amount for such fiscal year.


          (b) In addition to the foregoing, to the extent that the amount of Consolidated Capital Expenditures made by the Borrower and its Subsidiaries during any period set forth in clause (a) of this Section 8.05 is less than the maximum amount permitted to be made for such period pursuant to such clause (a) (without taking into account any increase in the amount permitted during such period as a result of this clause (b)), the lesser of (x) such unused amount and
(y) $1,500,000 may be carried forward to the immediately succeeding fiscal year and utilized to make Consolidated Capital Expenditures in excess of the amount permitted above in such following fiscal year.


          (c) In addition to the foregoing, during the period beginning on the Effective Date and ending on December 31, 2001, the Borrower and its Subsidiaries may make up to $3,000,000 of Consolidated Capital Expenditures for an integrated order entry, distribution and inventory control system.


          (d) In addition to the foregoing, the Borrower and the Subsidiary Guarantors may make Consolidated Capital Expenditures to the extent that same constitute a Permitted Acquisition or an acquisition pursuant to Section 8.02(g).


          (e) In addition to the foregoing, the Borrower and its Subsidiaries may make Consolidated Capital Expenditures with the Net Cash Proceeds of Asset Sales to the extent such proceeds are not required to be applied to reduce the Total Commitment pursuant to Section 3.03(c).


          (f) In addition to the foregoing, the Borrower and its Subsidiaries may make Consolidated Capital Expenditures with the Net Insurance Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Consolidated Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of the receipt of such insurance proceeds to the extent such Net Insurance Proceeds are not required to be applied to reduce the Total Commitment pursuant to Section 3.03(d).


          8.06  Advances, Investments and Loans.  The Borrower will not, and
                -------------------------------
will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

          (a) the Borrower and its Subsidiaries may invest in cash and Cash Equivalents and Foreign Subsidiaries also may invest in Foreign Cash Equivalents;


          (b) the Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary, as the case may be;


          (c) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;


          (d) transactions permitted by Sections 8.02(b) and/or 8.04(d) shall be permitted;


          (e) advances, loans and investments in existence on the Effective Date and listed on Annex VII shall be permitted, without giving effect to any additions thereto or replacements thereof;


          (f) deposits made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;


          (g) loans and advances to employees for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $250,000 at any time, shall be permitted;


          (h) Permitted Acquisitions and acquisitions otherwise allowed pursuant to Section 8.02(g) shall be permitted; and


          (i) investments not otherwise permitted by the foregoing clauses (a) through (h), inclusive, provided that the aggregate amount of the investments made pursuant to this clause (i) shall not exceed $5,000,000 at any time.


          8.07  Dividends, etc.   (a)  The Borrower will not, and will not
                ---------------
permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of the Borrower or any such Subsidiary, as the case may be) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock (other than the issuance of common stock of the Borrower upon conversion of any convertible preferred stock that may be issued by the Borrower), now or hereafter outstand ing (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and the Borrower will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that: (x) any Subsidiary of the Borrower may pay Dividends to the Borrower or any other Subsidiary of the Borrower and (y) repurchases may be made by the Borrower of its capital stock and/or options or warrants to purchase its capital stock from management or directors of the Borrower and its Subsidiaries so long as (i) no Default under Section 9.01 or Event of Default exists at the time of such purchase and (ii) the aggregate amount paid by the Borrower in connection with all such repurchases does not exceed $100,000 in any fiscal year of the Borrower.


          (b) The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (A) the ability of any such Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary Guarantor, (b) make loans or advances to the Borrower or any Subsidiary Guarantor, (c) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor, or (B) the ability of the Borrower or any Subsidiary Guarantor, to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibi tions or restrictions existing under or by reason of: (i) this Agreement and the other Credit Documents; (ii) applicable law; (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices and (iv) Liens permitted under Sections 8.03(i) and (j), and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.


          8.08  Transactions with Affiliates.  The Borrower will not, and will
                ----------------------------
not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of the Borrower or any such Subsidiary other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, provided that (i) Dividends may be paid to the extent permitted by Section 8.03 and (ii) transactions between or among the Borrower and its Subsidiaries pursuant to (and in accordance with the terms of) Sections 8.02, 8.04 and 8.06 shall be permitted.

          8.09  Leverage Ratio.  The Borrower will not permit the Leverage Ratio
                --------------
of the Borrower at any time to be greater than 4.25:1.00.


          8.10  Consolidated Interest Coverage Ratio.  The Borrower will not
                ------------------------------------
permit the Consolidated Interest Coverage Ratio of the Borrower for any Test Period ending on the last day of a fiscal quarter of the Borrower to be less than 2.00:1.00.



          8.11  Limitation on Modifications of Certificate of Corporation, By-
                -------------------------------------------------------------
Laws; etc.  The Borrower will not, and will not permit any of its Subsidiaries
----------
to:


               (i) amend, modify or change in any manner adverse to the interests of the Banks, the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws of the Borrower or any of its Subsidiaries, as the case may be, or any other agreement entered into by the Borrower or any of its Subsidiaries with respect to its capital stock, or enter into any new agreement with respect to the capital stock of the Borrower (to the extent adverse to the interests of the Banks) or any of its Subsidiaries; or


               (ii) issue any class of capital stock other than (x) issuances of non-redeemable common stock and (y) issuances by the Borrower of preferred stock provided that any such preferred stock does not contain provisions adverse to the interests of the Banks.


          8.12  Limitation on the Creation of Subsidiaries.  Notwithstanding
                ------------------------------------------
anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire any Subsidiary; provided that Wholly-Owned Subsidiaries may be established, created or acquired in connection with a Permitted Acquisition or an acquisition pursuant to Section 8.02(g) so long as (i) in the case of a Wholly-Owned Subsidiary created in order to effect a Permitted Acquisition or an acquisition pursuant to Section 8.02(g), such Subsidiary has no assets except those contributed substantially contemporaneously with such Permitted Acquisition or such other acquisition, (ii) the capital stock of each such new Subsidiary is promptly pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary, to the extent that it is a Domestic Subsidiary and, to the extent required by Section 7.13, in the case of a Foreign Subsidiary, promptly executes a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, in each case on the same basis (and to the same extent) as such Subsidiary would have executed such Credit Documents if it were a Credit Party on the Effective Date, and (iv) to the extent requested by the Agent or the Required Banks, any such new Domestic Subsidiary (and Foreign Subsidiary to the extent required by Section 7.13) takes all actions required pursuant to
Section 7.12.

          SECTION 9.  Events of Default.  Upon the occurrence of any of the
                      -----------------
following specified events (each an "Event of Default"):


          9.01  Payments.  The Borrower shall (i) default in the payment when
                --------
due of any principal of the Loans or (ii) default, and such default shall continue for three or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or


          9.02  Representations, etc.  Any representation, warranty or statement
                ---------------------
made or deemed made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or


          9.03  Covenants.  Any Credit Party shall (a) default in the due
                ---------
performance or observance by it of any term, covenant or agreement contained in
Section 7.11, 7.12 or 8, or (b) default in the due performance or observance by it of any term, covenant or agree ment (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Banks; or


          9.04  Default Under Other Agreements.  (a)  The Borrower or any of its
                ------------------------------
Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agree ment under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instru ment or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (un less such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 9.04 unless the principal amount of all such Indebtedness referred to in clauses (a) and (b) above exceeds $1,000,000 at any one time; or


          9.05  Bankruptcy, etc.  The Borrower or any of its Subsidiaries shall
                ----------------
com mence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy

Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries; or commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries; or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or an order for relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or


          9.06  ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding
                -----
standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or
Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to sub paragraph
(b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971
or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Banks, has had, or could reasonably be expected to have, a Material Adverse Effect;


          9.07  Security Documents.  (a)  Except in each case to the extent
                ------------------
resulting from the negligent or willful failure of the Collateral Agent to retain possession of the applicable Pledged Securities, any Security Document shall cease to be, in any material respect, in full force and effect, or shall cease, in any material respect, to give the Col lateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent (or such other trustee as may be required and desired under local law), or
(b) any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document; or


          9.08  Subsidiary Guaranty.  The Subsidiary Guaranty or any material
                -------------------
provision thereof shall cease to be in full force and effect, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiary Guaranty; or


          9.09  Judgments.  One or more judgments or decrees shall be entered
                ---------
against the Borrower or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance) in excess of $1,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, paid, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or


          9.10  Change of Control.  A Change of Control shall occur;
                -----------------


then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against any Subsidiary Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (provided, that if an Event of Default specified in Section 9.05 shall occur with respect to the Bor rower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any accrued Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all other obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the

Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05, to pay) to the Collateral Agent at the Payment Office such addi tional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding.



          SECTION 10.  Definitions.  As used herein, the following terms shall
                       -----------
have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:


          "Acquired Business" shall mean each individual set of assets and/or Person acquired pursuant to a Permitted Acquisition.


          "Acquisition Date" shall have the meaning provided in Section 8.02(f).


          "Acquisition Loan" shall mean any Revolving Loan incurred by the Borrower to finance a Permitted Acquisition.


          "Acquisition Sub-Limit" shall mean, at any time, (x) $75,000,000 less
(y)(i) except as otherwise provided in clause (ii) below, 75% of the aggregate reductions to the Total Commitment theretofore effected or (ii) with respect to reductions effected pursuant to Section 3.02, such other amount as may be specified by the Borrower pursuant to such Section.


          "Additional Mortgages" shall have the meaning provided in
Section 7.12(a).


          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or in directly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.


          "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to
Section 11.10.

          "Agreement" shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.


          "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as (x) the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower and/or its Subsidiaries intend to use to purchase, construct or otherwise acquire Reinvestment Assets or
(y) the amount of the Net Insurance Proceeds from the related Recovery Event that the Borrower and/or its Subsidiaries intend to use to purchase or construct Reinvestment Assets in respect of the asset subject to such Recovery Event.


          "Applicable Base Rate Margin" shall mean the margin determined in accord ance with the below schedule based on the Leverage Ratio of the Borrower for the Test Period then last ended and as determined from the most recent financial statements of the Borrower (and related compliance certificate) timely delivered to the Banks pursuant to Sec tion 7.01(a) or (b), as the case may be, provided that (x) so long as any Default or Event of Default then exists, the Applicable Base Rate Margin shall be equal to the highest percentage set forth in the table below and (y) to the extent that, on the date of the consummation by the Borrower or any of its Subsidiaries of any Permitted Acquisition, the Leverage Ratio of the Borrower is increased (after giving effect to such Permitted Acquisition) and such increase would result in a higher Applicable Base Rate Margin in accordance with the below schedule, such increase in the Applicable Base Rate Margin shall take effect from such date until the next date upon which the financial statements referred to above are required to be delivered to the Banks:


                                              Applicable
         Leverage Ratio                     Base Rate Margin
         --------------                     ----------------


     Greater than or equal to 4.0:1              .625%


     Less than 4.0:1 but greater

     than or equal to 3.5:1                      .375%


     Less than 3.5:1 but greater

     than or equal to 3.0:1                      .125%


     Less than 3.0:1                                0%


; provided further, that, notwithstanding the foregoing, (i) for the period from
  ----------------
the Effective Date through (but not including) the date of delivery of the first set of financial statements pursuant to Section 7.01(a), the Applicable Base Rate Margin shall be .375% (as such percentage may be increased as a result of clause (x) or (y) of the preceding proviso) and (ii) at no time during the period beginning on the Effective Date and ending with the delivery of the financial statements pursuant to Section 7.01(b) in respect of the Borrower's fiscal quarter ending on September 30, 1998, shall the Applicable Base Rate Margin be less than .375%


          "Applicable Commitment Fee Percentage" shall mean the percentage determined in accordance with the below schedule based on the Leverage Ratio of the Borrower for the Test Period then last ended and as determined from the most recent financial statements of the Borrower (and related compliance certificate) timely delivered to the Banks pursuant to Section 7.01(a) or (b), as the case may be, provided that (x) so long as any Default or Event of Default then exists, the Applicable Commitment Fee Percentage shall be equal to the highest percentage set forth in the table below and (y) to the extent that, on the date of the consummation by the Borrower or any of its Subsidiaries of any Permitted Acquisition, the Leverage Ratio of the Borrower is increased (after giving effect to such Permitted Acquisition) and such increase would result in a higher Applicable Commitment Fee Percentage in accordance with the below schedule, such increase in the Applicable Commitment Fee Percentage shall take effect from such date until the next date upon which the financial statements referred to above are required to be delivered to the Banks:


                                                 Applicable
          Leverage Ratio                  Commitment Fee Percentage
          --------------                  -------------------------


     Greater than or equal to 3.50:1                 .500%


     Less than 3.50:1 but greater

      than or equal to 2.50:1                        .375%


     Less than 2.50:1                                .250%


; provided further, that, notwithstanding the foregoing, for the period from the
  ----------------
Effective Date through (but not including) the date of delivery of the first set of financial statements pursuant to Section 7.01(a), the Applicable Commitment Fee Percentage shall be .250% (as such percentage may be increased as a result of clause (x) or (y) of the preceding proviso).


          "Applicable Eurodollar Margin" shall mean the margin determined in accor dance with the below schedule based on the Leverage Ratio for the Test Period then last ended and as determined from the most recent financial statements of the Borrower (and related compliance certificate) timely delivered to the Banks pursuant to Section 7.01(a) or (b), as the case may be, provided that (x) so long as any Default or Event of Default then exists, the Applicable Eurodollar Margin shall be equal to the highest percentage set forth in the table below and (y) to the extent that, on the date of the consummation by the Borrower or any of its Subsidiaries of any Permitted Acquisition, the Leverage Ratio of the Borrower is increased (after giving effect to such Permitted Acquisition) and such increase would result in a higher Applicable Eurodollar Margin in accordance with the below schedule, such increase in the Applicable Eurodollar Margin shall take effect from such date until the next date upon which the financial statements referred to above are required to be delivered to the Banks:


                                                         Applicable
                                                         Eurodollar
          Leverage Ratio                                 Rate Margin
          --------------                                 -----------


     Greater than or equal to 4.0:1                         1.875%


     Less than 4.0:1 but greater

     than or equal to 3.5:1                                 1.625%


     Less than 3.5:1 but greater

     than or equal to 3.0:1                                 1.375%


     Less than 3.0:1 but greater

     than or equal to 2.5:1                                 1.125%


     Less than 2.5:1                                         .875%


; provided further, that, notwithstanding the foregoing, (i) for the period from
  ----------------
the Effective Date through (but not including) the date of delivery of the first set of financial statements pursuant to Section 7.01(a), the Applicable Eurodollar Margin, shall be 1.625% (as such percentage may be increased as a result of clause (x) or (y) of the preceding proviso) and (ii) at no time during the period beginning on the Effective Date and ending with the delivery of the financial statements pursuant to Section 7.01(b) in respect of the Borrower's fiscal quarter ending September 30, 1998, shall the Applicable Eurodollar Margin be less than 1.625%.


          "Approved Country" shall mean and include Canada, Mexico, Columbia, Costa Rica, Ecuador, Germany, The Netherlands and Denmark.


          "Asset Sale" shall mean the sale, transfer or other disposition (or series of related sales, transfers or dispositions) by the Borrower or any Subsidiary of the Borrower after the Effective Date to any Person other than the Borrower or any Subsidiary of the Borrower of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions (x) in the ordinary course of business of inventory and/or obsolete or excess equipment or (y) the proceeds of which do not exceed $750,000 in any fiscal year).


          "Assignment and Assumption Agreement" shall have the meaning provided in Section 12.04(b).


          "Authorized Officer" shall mean the Chairman, President, any Vice President or the Treasurer of the Borrower.


          "Bank" shall have the meaning provided in the first paragraph of this Agreement.


          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Bank having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or under Section 2.04(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.


          "Bankruptcy Code" shall have the meaning provided in Section 9.05.


          "Base Rate" at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (y) the Prime Lending Rate.


          "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).


          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.


          "Borrowing" shall mean and include (i) the incurrence of Swingline Loans from BTCo on a certain date and (ii) the incurrence of one Type of Revolving Loan by the Borrower from all of the Banks on a pro rata basis on a
                                                          --- ----
given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 1.10(b) shall be con sidered part of any related Borrowing of Eurodollar Loans.


          "BTCo" shall mean Bankers Trust Company and any successor corporation thereto by merger, consolidation or otherwise.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determina tions in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.


          "Capex Adjustment Factor" shall mean, for any period listed in Section 8.05(a)(y), a fraction (x) the numerator of which is equal to the Consolidated EBITDA of the Borrower and its Subsidiaries (calculated without regard to the Consolidated EBITDA of any Acquired Business for any period prior to the acquisition thereof by the Borrower or a Subsidiary Guarantor pursuant to a Permitted Acquisition) for the twelve month period last ended (or for the purposes of a calculation under the proviso contained in the definition of Capital Expenditure Amount, the Consolidated EBITDA of the Acquired Business or Businesses acquired in such Significant Permitted Acquisition for the 12-month period last ended) and (y) the denominator of which is equal to the Reference EBITDA Amount.


          "Capital Expenditure Amount" shall mean, for any period listed in
Section 8.05(a)(y), the product of (x) $2,000,000 multiplied by (y) the Capex Adjustment Factor for such period, provided that the Capital Expenditure Amount for any such period shall be increased on each date during such period on which a Significant Permitted Acquisition is consummated by an amount equal to the product of (x) $2,000,000 multiplied by (y) the Capex Adjustment Factor with respect to the Acquired Business or Businesses the subject of such Significant Permitted Acquisition.


          "Capital Lease," as applied to any Person, shall mean any lease of any prop erty (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.


          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.


          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisi tion, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers acceptances of (x) any Bank or (y) any bank whose short-term commercial paper rating from Standard & Poor's Ratings Service ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank or Bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition, (iv) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, and (v) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.


          "Cash Proceeds" shall mean, (i) with respect to any Asset Sale, the aggregate cash payments (including any cash as and when received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale) received by the Borrower and/or any Subsidiary of the Borrower from such Asset Sale and (ii) with respect to any Recovery Event, the aggregate cash payments received by the Borrower and/or any Subsidiary of the Borrower from such Recovery Event.


          "Change of Control" shall mean (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one more Permitted Holders, (i) is or shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 20% or more on a fully diluted basis of the voting and economic interests of the Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the Borrower's directors or (b) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.


          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.


          "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.


          "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors.

          "Commitment" shall mean, at any time and with respect to each Bank, the amount set forth opposite such Bank's name in Annex I directly under the column entitled "Commitment," as the same may be reduced from time to time pursuant to Section 3.02, 3.03 or 9 or adjusted from time to time as a result of assignments to or from such Bank as provided for in Sections 1.13 and 12.04.


          "Commitment Expiration Date" shall mean November 30, 1997.


          "Commitment Fee" shall have the meaning provided in Section 3.01(a).


          "Consolidated Capital Expenditures" shall mean, for any period, the aggre gate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment.


          "Consolidated EBIT" shall mean, for any period with respect to any Person, Consolidated Net Income of such Person, before (i) interest income, (ii) Consolidated Interest Expense, and (iii) provision for taxes and without giving effect to any extraordinary gains or extraordinary losses or gains from sales of assets (other than sales of inventory in the ordinary course of business).


          "Consolidated EBITDA" shall mean, for any period with respect to any Person, Consolidated EBIT of such Person for such period, adjusted by adding thereto the amount of all depreciation expense and amortization expense deducted in determining such Consolidated EBIT, provided that there shall be included in determining Consolidated EBITDA of the Borrower and its Subsidiaries for any period, the Consolidated EBITDA for each Acquired Business acquired by the Borrower or any Subsidiary of the Borrower during such period for the portion of such period prior to such acquisition but excluding, in a manner and to the extent satisfactory to the Agent, (i) any non-recurring charges (as determined pursuant to GAAP) incurred in connection with the Transaction otherwise included in the computation of Consolidated EBITDA and (ii) from the computation of Consolidated EBITDA of such Acquired Business, any non-recurring charges (as determined pursuant to GAAP) otherwise included in such computation. In determining the Consolidated EBITDA of any Acquired Business for the period prior to the acquisition thereof by the Borrower or any Subsidiary thereof, there shall be added back to such Consolidated EBITDA for such period the amount by which any salary expense, lease expense or any fringe benefit expense paid to the shareholder or shareholders of such Acquired Business or any Affiliate thereof exceeded an amount that would customarily be paid in an arm's-length transaction under then current market conditions for similarly situated businesses, with such amounts to be documented in a manner satisfactory to the Agent.


          "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.


          "Consolidated Interest Expense" shall mean, for any period with respect to any Person, the total interest expense (including that attributable to Capital Leases in accordance with GAAP) of such Person determined on a consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, but excluding, however, amortization of deferred financing costs to the extent included in total interest expense, provided that there shall be included in determining Consolidated Interest Expense of the Borrower and its Subsidiaries for any period, (x) the Consolidated Interest Expense for each Acquired Business acquired by the Borrower or any Subsidiary of the Borrower during such period for the portion of such period prior to such acquisition and
(y) the additional interest that would have been paid on all Indebtedness incurred by the Borrower and its Subsidiaries to finance each Permitted Acquisition effected during such period if, in each such case, such Indebtedness had been incurred on the first day of such period, as reasonably determined by the Borrower in a manner satisfactory to the Agent.


          "Consolidated Net Income" shall mean, for any period with respect to any Person, the net income (or loss), after provision for taxes, of such Person on a consolidated basis for such period taken as a single accounting period.


          "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any man ner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any prop erty constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.


          "Continuing Directors" shall mean the directors of the Borrower on the Effective Date and each other director thereof if such director's nomination for the election to the Board of Directors of the Borrower is recommended by a majority of the Continuing Directors (which for this purpose shall include Persons theretofore elected as directors as contemplated by this definition).


          "Credit Documents" shall mean this Agreement, the Notes, the Subsidiary Guaranty and each Security Document.


          "Credit Event" shall mean (i) the occurrence of the Effective Date and
(ii) the making of a Loan or the issuance of a Letter of Credit.


          "Credit Party" shall mean the Borrower and each Subsidiary Guarantor.


          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.


          "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.


          "Dividends" shall have the meaning provided in Section 8.07.


          "Documents" shall mean the IPO Documents, the Merger Documents, the Credit Documents and the Refinancing Documents.


          "Domestic Subsidiary" shall mean each Subsidiary of the Borrower which is not a Foreign Subsidiary.


          "Effective Date" shall have the meaning provided in Section 12.10.


          "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D).


          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereafter "Claims") or any permit issued under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, con tribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.


          "Environmental Law" shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic
                                                            -- ----
Substances Control Act, 15 U.S.C. (S) 7401 et seq.; the Clean Air Act, 42 U.S.C.
                                           -- ----
(S) 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S) 3808 et seq.; the
         -- ----                                                  -- ----
Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq.; and any applicable state
                                              -- ----
and local or foreign counterparts or equivalents.


          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.


          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b),
(c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.


          "Eurodollar Loans" shall mean each Revolving Loan bearing interest at the rates provided in Section 1.08(b).


          "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotations to first-class banks in the interbank Eurodollar market by the Agent for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being deter mined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business

Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any mar ginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).


          "Event of Default" shall have the meaning provided in Section 9.


          "Existing Debt" shall have the meaning provided in Section 6.20.


          "Facing Fee" shall have the meaning provided in Section 3.01(c).


          "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quota tions for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.


          "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 3.01.


          "Foreign Cash Equivalents" shall mean certificates of deposit or bankers acceptances of any bank organized under the laws of any Approved Country whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition.


          "Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          "Foreign Subsidiary" shall mean each Subsidiary of the Borrower that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, or any territory thereof.


          "Founding Companies" shall mean and include each of the Roy Houff Company, CFX, Inc., Bay State Florist Supply, Inc., Flowtrad Corporation N.V., United Wholesale Florist, Inc., American Florist Supply, Inc., Monterey Bay Bouquet, Inc., Bay Area Bouquets, Inc., Alpine Gem Flower Shippers, Inc. and each of their Subsidiaries to the extent acquired pursuant to the Merger Agreements.


          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that deter minations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).


          "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law.


          "Indebtedness" of any Person shall mean without duplication (i) all indebted ness of such Person for borrowed money, (ii) the deferred purchase price of assets or ser vices payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued and outstanding for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed (provided that if such Indebtedness has not been assumed, such amount shall be equal to the fair market value of the property subject to such Lien), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay
                                                            ----
and similar obligations, (vii) all net obligations of such Person under Interest Rate Protection Agreements but not under hedging activities entered into in the normal course of business and constituting bona fide operational hedging arrangements and (viii) all Contingent Obligations of such Person, provided, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "Indebtedness to be Refinanced" shall mean all Indebtedness set forth on Annex VIII.


          "Interest Period," with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.


          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.


          "IPO" shall have the meaning provided in Section 5.07(b).


          "IPO Documents" shall mean the Registration Statement relating to the registration of the Borrower's common stock, and all other documents or agreements related to the consummation of the IPO, including, without limitation, all underwriting or similar agreements and all documents related thereto filed with the SEC.


          "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.


          "Letter of Credit" shall have the meaning provided in Section 2.01(a).


          "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).


          "Letter of Credit Issuer" shall mean BTCo.


          "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.


          "Letter of Credit Request" shall have the meaning provided in Section 2.02(a).


          "Leverage Ratio" shall mean, as at any date with respect to any Person, the ratio of Total Indebtedness at such date to Consolidated EBITDA for the Test Period then last ended (including on such date), in each case of such Person; it being understood and agreed that for any determination of the Leverage Ratio of the Borrower made on or prior to September 30, 1998, Consolidated EBITDA of the Borrower for the fiscal quarter ending (I) March 31, 1997 shall be $4,502,000, (II) June 30, 1997 shall be $4,048,000, and (III)
September 30, 1997 shall be $1,300,000 (with such amounts representing the pro
                                                                           ---
forma
-----

Consolidated EBITDA of the Borrower as if the Transaction had occurred on January 1, 1997).


          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any con ditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having sub stantially the same effect as the foregoing).


          "Loans" shall mean Revolving Loans and Swingline Loans.


          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(C)(c).


          "Margin Stock" shall have the meaning provided in Regulation U.


          "Material Adverse Effect" shall mean a material adverse effect on the business, assets, properties, operations, condition (financial or otherwise), liabilities or prospects of the Borrower and its Subsidiaries taken as a whole.


          "Material Real Property" shall mean any Real Property owned by the Borrower or any Subsidiary Guarantor having a fair market value of $500,000 or more.


          "Maturity Date" shall mean October 16, 2002.


          "Maximum Swingline Amount" shall mean $5,000,000.


          "Merger Agreements" shall mean each of (i) the Amended and Restated Agreement and Plan of Contribution, dated as of August 5, 1997, by and among U.S.A. Floral Products, Inc., AGFS Acquisition Corp., Alpine Gem Flower Shippers, Inc., and John Q. Graham Jr. and Diane Lizotte-Graham; (ii) the Agreement and Plan of Contribution, dated as of August 4, 1997, by and among U.S.A. Floral Products, Inc., UWF Acquisition Corp., UWFA Acquisition Corp., United Wholesale Florists, Inc., United Wholesale Florists of America, Inc., and
K. Wersen Stephenson and Raymond R. Ashmore; (iii) the Agreement and Plan of Contribution, dated as of August 4, 1997, by and among U.S.A. Floral Products, Inc., FT Acquisition Corporation, Flowtrad Corporation N.V., and the Stockholders of Flowtrad Corporation N.V.; (iv) the Amended and Restated Agreement and Plan of Contribution, dated as of August 5, 1997, by and among U.S.A. Floral Products, Inc., AFS Acquisition Corp., American Florist Supply, Inc., and John T. Dickerson; (v) the Amended and Restated Agreement and Plan of Contribution, dated as of August 5, 1997, by and among U.S.A. Floral Products, Inc., Floral Acquisition Corporation, CFX, Inc., and the stockholders of CFX, Inc.; (vi) the Amended and Restated

Agreement and Plan of Contribution, dated as of August 5, 1997, by and among U.S.A. Floral Products, Inc., U.S.A. Floral Acquisition Co., Monterey Bay Bouquet, Inc. and Jeffrey Brothers, Philip Bauar and Douglas Anderson; (vii) the Amended and Restated Agreement and Plan of Contribution, dated as of August 6, 1997, by and among U.S.A. Floral Products, Inc., BSF Acquisition Corp., and Bay State Florist Supply, Inc.; and (viii) the Amended and Restated Agreement and Plan of Contribution, dated as of August 5, 1997, by and among U.S.A. Floral Products, Inc., RHI Acquisition Corp., The Roy Houff Company and Roy Houff.


          "Merger Documents" shall mean the Merger Agreements and all other agreements and documents related to the Mergers.


          "Mergers" shall mean and include each of the mergers between each Founding Company and a separate newly-formed Wholly-Owned Subsidiary of the Borrower pursuant to which each such Founding Company (x) is the surviving corporation, in each case pursuant to the applicable Merger Documents and (y) shall become a Wholly-Owned Subsidiary of the Borrower.


          "Minimum Borrowing Amount" shall mean (i) for Revolving Loans that are maintained as Base Rate Loans, $1,000,000, (ii) for Revolving Loans that are maintained as Eurodollar Loans, $2,500,000, and (iii) for Swingline Loans, $250,000.


          "Mortgage" shall mean each mortgage, deed to secure debt or deed of trust pursuant to which any Credit Party shall have granted to the Collateral Agent a mortgage lien on such Credit Party's Mortgaged Property.


          "Mortgage Policies" shall have the meaning provided in Section 7.11(ii) and, after the execution and delivery of any Additional Mortgage, shall include the title insurance policy or other arrangement entered into with respect to such Additional Mortgage.


          "Mortgaged Property" shall mean each parcel of Real Property owned by any Credit Party which is encumbered by a Mortgage (including any Additional Mortgage).


          "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of expenses of sale (including payment of principal, premium and interest of other Indebtedness secured by the assets the subject of such Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.


          "Net Insurance Proceeds" shall mean, with respect to any Recovery Event, the cash proceeds (net of reasonable costs and taxes incurred in connection with such Recovery Event) received in connection with the respective Recovery Event.

          "Non-Defaulting Bank" shall mean each Bank other than a Defaulting
          Bank.


          "Note" shall mean each Revolving Note and the Swingline Note.


          "Notice of Borrowing" shall have the meaning provided in Section 1.03.


          "Notice of Conversion" shall have the meaning provided in Section
          1.06.


          "Notice Office" shall mean the office of the Agent located at 130 Liberty Street, Commercial Loan Division, 14th Floor, New York, New York 10006,
Attention: Stuart Levy, or such other office as the Agent may designate to the Borrower and the Banks from time to time.


          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent, the Collateral Agent, the Letter of Credit Issuer or any Bank pursuant to the terms of this Agreement or any other Credit Document.


          "Participant" shall have the meaning provided in Section 2.04(a).


          "Payment Office" shall mean the office of the Agent located at 130 Liberty Street, New York, New York, ABA Number: 021001033, Account Name:
Commercial Loan Division, Account Number: 99-401-268, Reference: U.S.A. Floral Products, or such other office as the Agent may designate to the Borrower and the Banks from time to time.


          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.


          "Percentage" shall mean, at any time for each Bank, the percentage obtained by dividing its Commitment at such time by the Total Commitment at such time (or if the Total Commitment has terminated, the percentage obtained by dividing its Loans at such time by the aggregate principal amount of Loans of all Banks at such time).


          "Permitted Acquisition" shall have the meaning provided in Section 8.02(f).


          "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable, on the date of delivery of such Mortgage Policy, to the Agent.

          "Permitted Holders" shall mean the current Chairman of the Borrower, the current Non-Executive Chairman of the Borrower or a group led by any of the foregoing persons.


          "Permitted Liens" shall have the meaning provided in Section 8.03(d).


          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.


          "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.


          "Pledge Agreement" shall have the meaning provided in Section 5.11(a).


          "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.


          "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make com mercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.


          "PSD Interest Period" shall mean an Interest Period commenced prior to the Syndication Date, each of which Interest Periods must satisfy the requirements of Section 1.09(v).


          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.


          "Recovery Event" shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 7.03.


          "Reference EBITDA Amount" shall mean $10,000,000.

          "Refinancing" shall mean the refinancing and repayment in full of all amounts under, and the termination in full of all commitments and letters of credit in respect of, the Indebtedness to be Refinanced.


          "Refinancing Documents" shall mean all documents and agreements entered into in connection with the Refinancing"


          "Register" shall have the meaning provided in Section 12.17.


          "Registration Statement" shall mean the Borrower's Registration Statement on Form S-1 in the form delivered to the Banks pursuant to Section
5.07 as amended.


          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.


          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.


          "Reinvestment Assets" shall mean (i) in the case of any Asset Sale, any assets to be employed in, and/or the capital stock of any Person engaged in, the business of the Borrower and its Subsidiaries and (ii) in the case of any Recovery Event, any assets purchased or constructed in replacement of the assets subject to such Recovery Event.




          "Reinvestment Election" shall have the meaning provided in Section 3.03(c).


          "Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of (i) the Net Cash Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets or (ii) the Net Insurance Proceeds of a Recovery Event to purchase or construct Reinvestment Assets, which Reinvestment Notice also shall set forth (in each case) in reasonable detail the approximate amount of the transaction costs and incremental taxes incurred or payable in connection with any such Asset Sale or Recovery Event.

 .


          "Reinvestment Reduction Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Reduction Date relating thereto by which (a) the Anticipated Reinvestment Amount in respect of such Reinvestment

Election exceeds (b) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire or construct Reinvestment Assets.


          "Reinvestment Reduction Date" shall mean, with respect to any Reinvest ment Election, the earliest of (i) the date, if any, upon which a Default or an Event of Default shall have occurred, (ii) the date occurring one year after the making of such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.


          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.


          "Replaced Bank" shall have the meaning provided in Section 1.13.


          "Replacement Bank" shall have the meaning provided in Section 1.13.


          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.


          "Required Banks" shall mean Non-Defaulting Banks the sum of whose Percentages exceeds 50% of the Percentages of all Non-Defaulting Banks.


          "Revolving Loan" shall have the meaning provided in Section 1.01(A).


          "Revolving Note" shall have the meaning provided in Section 1.05(a).


          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.


          "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b).


          "Secured Creditors" shall have the meaning assigned in the Security Documents.


          "Security Agreement" shall have the meaning provided in Section
5.11(b).

          "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.


          "Security Documents" shall mean and include the Security Agreement, the Mortgages, the Pledge Agreement and to the extent delivered pursuant to
Section 7.12, each Additional Mortgage.


          "Significant Permitted Acquisition" shall mean any Permitted Acquisition or group of Permitted Acquisitions that are consummated on the same Acquisition Date in which the Acquired Business or Businesses being acquired have Consolidated EBITDA for the Test Period of the Borrower then most recently ended equal to or more than $1,500,000.


          "Specified Subsidiaries" shall mean each Subsidiary of the Borrower acquired after the Effective Date as permitted pursuant to this Agreement, which, at the time of the acquisition thereof, was the obligor with respect to Indebtedness and/or the property of which was subject to Liens securing Indebtedness, in each case, incurred other than pursuant to this Agreement and the other Credit Documents and that will remain out standing after giving effect to such acquisition.


          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).


          "Sub-Limit" shall mean and include each of the Acquisition Sub-Limit and the Working Capital Sub-Limit.


          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary vot ing power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.


          "Subsidiary Guarantor" shall mean, at any time, each Domestic Subsidiary of the Borrower, and to the extent required by Section 7.13, each Foreign Subsidiary of the Borrower, in each case which executes and delivers the Subsidiary Guaranty.


          "Subsidiary Guaranty" shall have the meaning provided in Section 5.10.

          "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Maturity Date.


          "Swingline Loan" shall have the meaning provided in Section 1.01(C).


          "Swingline Note" shall have the meaning provided in Section 1.05(a).


          "Syndication Date" shall mean the earlier of (x) the date which is 90 days after the Effective Date and (y) the date upon which the Agent determines in its sole discre tion (and notifies the Borrower) that the primary syndication (and the resulting addition of institutions as Banks pursuant to Section 12.04) has been completed.


          "Taxes" shall have the meaning provided in Section 4.04.


          "Test Period" shall mean, with respect to any Person, (i) for any determination of the Consolidated Interest Coverage Ratio of the Borrower made on or prior to September 30, 1998, the period from October 1, 1997 through and including the last day of the Borrower's most recently ended fiscal quarter (in each case taken as one accounting period and assuming that the Transaction had occurred on October 1, 1997) and (ii) for any period thereafter and for any determination of the Leverage Ratio of the Borrower, a period of four consecutive fiscal quarters of such Person ended on the last day of the then most recently ended fiscal quarter of such Person.


          "Total Commitment" shall mean the sum of the Commitments of each of the Banks.


          "Total Indebtedness" shall mean, at any time with respect to any Person, all (i) indebtedness of such Person for borrowed money at such time,
(ii) all Indebtedness of the type described in clauses (iii) and (v) of the definition of Indebtedness at such time and (iii) all Contingent Obligations in respect of Indebtedness of the type described in preceding clauses (i) and (ii) at such time, in each case determined on a consolidated basis.


          "Transaction" shall mean and include (i) the IPO, (ii) the Mergers,
(iii) the Refinancing and (iv) the occurrence of the Effective Date.


          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.
                                    ----


          "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87, exceeds the market value of the assets allocable thereto.


          "Unpaid Drawing" shall have the meaning provided in Section 2.03(a).


          "Unutilized Acquisition Sub-Limit" shall mean, at any time, (i) the Acquisition Sub-Limit at such time less (ii) the sum of the aggregate outstanding principal amount of all Acquisition Loans at such time.


          "Unutilized Commitment" shall mean for each Bank at any time (i) the Commitment of such Bank at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans made by such Bank and outstanding at such time plus an amount equal to such Bank's Percentage of the Letter of Credit Outstandings at such time.


          "Unutilized Total Commitment" shall mean, at any time, (i) the Total Commitment at such time less (ii) the sum of the aggregate outstanding principal amount of all Loans at such time plus the Letter of Credit Outstandings at such time.


          "Unutilized Working Capital Sub-Limit" shall mean, at any time, (i) the Working Capital Sub-Limit at such time less (ii) the sum of the aggregate principal amount of all Working Capital Loans at such time.


          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corpora tion 100% of whose capital stock (other than directors qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.


          "Working Capital Loan" shall mean each Revolving Loan incurred by the Borrower hereunder which does not constitute an Acquisition Loan.


          "Working Capital Sub-Limit" shall mean, at any time, (x) $25,000,000 less (y)(i) except as otherwise provided in clause (ii) below, 25% of the aggregate reduction to the Total Commitment theretofore effected or (ii) with respect to reductions effected pursu ant to Section 3.02, such other amount as may be specified by the Borrower pursuant to such Section, it being understood and agreed that in no event may the Borrower elect a reduction of the Working Capital Sub-Limit pursuant to Section 3.02 to an amount less than $7,500,000.

          "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.



          SECTION 11.  The Agent.
                       ---------


          11.01  Appointment.  Each Bank hereby irrevocably designates and
                 -----------
appoints BTCo as Agent of such Bank (such term to include for purposes of this Section 11, BTCo acting as Collateral Agent) to act as specified herein and in the other Credit Documents, and each such Bank hereby irrevocably authorizes BTCo as the Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the con trary elsewhere in this Agreement or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The provisions of this Section 11 are solely for the benefit of the Agent and the Banks, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof.
In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.


          11.02  Delegation of Duties.  The Agent may execute any of its duties
                 --------------------
under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.


          11.03  Exculpatory Provisions.  Neither the Agent nor any of its
                 ----------------------
officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Credit Documents (except for its or such Person's own gross negli gence or willful misconduct) or
(ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower, any of its Subsidi aries or any of their respective officers contained in this Agreement or the other Credit Documents or in any certificate, report, statement or other document referred to or pro-vided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Credit Documents, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be responsible to any Bank for the effective ness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of the Bor rower or any of its Subsidiaries to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.


          11.04  Reliance by Agent.  The Agent shall be entitled to rely, and
                 -----------------
shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Sub sidiaries), independent accountants and other experts selected by the Agent.
The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully pro tected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.


          11.05  Notice of Default.  The Agent shall not be deemed to have knowl
                 -----------------
edge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has actually received notice from a Bank or the Borrower referring to this Agree ment, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.


          11.06  Non-Reliance on Agent and Other Banks.  Each Bank expressly
                 -------------------------------------
acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, inde pendently and without reliance upon the Agent or any other Bank, and based on such docu ments and information as it has deemed appropriate, made its own appraisal of and investi gation into the business, assets, operations, property, financial and other condition, pros pects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and cred itworthiness of the Borrower and its Subsidiaries. The Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or credit worthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.


          11.07  Indemnification.  The Banks agree to indemnify the Agent in its
                 ---------------
capacity as such ratably according to their respective "percentages" as used in determining the Required Banks at such time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or dis bursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or re ferred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower or any of its Subsidiaries; provided, that no Bank shall be liable to the Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent. To the extent any Bank would be required to indemnify the Agent pursuant to the immediately preceding sentence but for the fact that it is a Defaulting Bank, such Defaulting

Bank shall not be entitled to receive any portion of any payment or other distribution here under until each other Bank shall have been reimbursed for the excess, if any, of the aggre gate amount paid by such Bank under this Section
11.07 over the aggregate amount such Bank would have been obligated to pay had such first Bank not been a Defaulting Bank. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furn ished. The agreements in this Section 11.07 shall survive the payment of all Obligations.


          11.08  Agent in its Individual Capacity.  The Agent and its affiliates
                 --------------------------------
may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries and Affiliates as though the Agent were not the Agent here under. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.


          11.09  Holders.  The Agent may deem and treat the payee of any Note as
                 -------
the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.


          11.10  Resignation of the Agent; Successor Agent.  The Agent may
                 -----------------------------------------
resign as the Agent upon 20 days' notice to the Banks. Upon the resignation of the Agent, the Required Banks shall appoint from among the Banks a successor Agent which is a bank or a trust company for the Banks subject to prior approval by the Borrower (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall include such succes sor agent effective upon its appointment, and the resigning Agent's rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of the Agent hereunder, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 12.  Miscellaneous.
                       -------------


          12.01  Payment of Expenses, etc.   The Borrower agrees to:  (i)
                 -------------------------
whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case) in connection with the negotiation, preparation, execu tion and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Agent's syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of the Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Agent and each of the Banks thereunder (including, without limitation, the rea sonable fees and disbursements of counsel (including in-house counsel) for the Agent and for each of the Banks); (iii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iv) indemnify the Agent, the Collateral Agent and each Bank, its officers, directors, employees, representatives and agents (each an "Indemnitee") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not the Agent, the Collateral Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any other transactions contem plated in any Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries of any Real Property with foreign, federal, state and local laws, regulations, ordinances or Environmental Laws (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim relating to the Borrower or any of its Subsidiaries or any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.


          12.02  Right of Setoff.  In addition to any rights now or hereafter
                 ---------------
granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower or any Subsidiary Guarantor against and on account of the Obligations and liabilities of the Borrower or any of its Subsidiaries to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower or any of its Subsidiaries purchased by such Bank pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Notwithstanding anything to the contrary contained in this Section 12.02, no Bank shall exercise any such right of set-off without the prior consent of the Agent or the Required Banks so long as the Obligations shall be secured by any Real Property located in the State of California, it being understood and agreed, however, that this sentence is for the sole benefit of the Banks and may be amended, modified or waived in any respect by the Required Banks without the requirement of prior notice to or consent by any Credit Party and does not constitute a waiver of any rights against any Credit Party or against any Collateral.


          12.03  Notices.  Except as otherwise expressly provided herein, all
                 -------
notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II; or, at such other address as shall be desig nated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.


          12.04  Benefit of Agreement.  (a)  This Agreement shall be binding
                 --------------------
upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that no Credit Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks and, provided further, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement to the extent relating to such participation or
(iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents). In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.


          (b) Notwithstanding the foregoing, any Bank may (x) assign all or a portion of its Commitment (and related outstanding Obligations hereunder) to any Affiliate of such Bank or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank, of its Commitment (and related outstanding Obligations hereunder) to one or more Eligible Transferees, provided that (i) at such time Annex I shall be deemed modified to reflect the Commitments of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank upon the request of such new Bank and such new Notes to be in conformity with the requirements of Section 1.05 to the extent needed to reflect the revised Commitments, (iii) the consent of the Borrower (so long as no Default or Event of Default then exists) and the Agent shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and (v) no assignment shall be effective until recorded by the Agent on the Register pursuant to Section 12.17. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this
Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement substantially in the form of Exhibit J, appropriately completed (each, an "Assignment and Assumption Agreement"). To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitment. At the time of each assignment pursuant to this
Section 12.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Sec tion 7701(a)(30) of the Code) for United States federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b).


          (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.


          12.05  No Waiver; Remedies Cumulative.  No failure or delay on the
                 ------------------------------
part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or consti tute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.


          12.06  Payments Pro Rata.  (a)  The Agent agrees that promptly after
                 -----------------
its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of such payment) pro rata
                                      --- ----                        --- ----
based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the princi pal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.


          12.07  Calculations; Computations.  (a)  The financial statements to
                 --------------------------
be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided, that except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to pre pare, the year end financial statements delivered to the Banks pursuant to Section 6.10(b).


          (b) All computations of interest on Base Rate Loans and Fees (other than Letter of Credit Fees and Facing Fees) hereunder shall be made on the basis of the actual number of days elapsed over a year of 365/366 days, and all computations of interest on Eurodollar Loans, Letter of Credit Fees and Facing Fees shall be made on the basis of actual number of days elapsed over a year of 360 days.


          12.08  Governing Law; Submission to Jurisdiction; Venue.  (A)  This
                 ------------------------------------------------
Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over it, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement or any other Credit Documents brought in any of the aforementioned courts, that such courts lack personal jurisdiction over it. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. The Borrower hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Agent, any Bank or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.


          (B) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (A) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.


          12.09  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together consti tute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.


          12.10  Effectiveness.  This Agreement shall become effective on the
                 -------------
date (the "Effective Date") on which (i) the Borrower, the Agent and each of the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent at the Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions set forth in Section 5 are met to the satisfaction of the Agent and the Required Banks. Unless the Agent has received actual notice from any Bank that the conditions contained in Section 5 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met. The Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

          12.11  Headings Descriptive.  The headings of the several sections and
                 --------------------
sub sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.


          12.12  Amendment or Waiver.  (a)  Neither this Agreement nor any other
                 -------------------
Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Banks and the Borrower; provided, that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) being directly affected thereby, (i) extend the Maturity Date (it being understood that any waiver of any prepayment of the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees, or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents), or release any Subsidiary Guarantor from its obligations thereunder (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Commitments are included on the Effective Date) or
(v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document except in accordance with the terms hereof or thereof; provided further, that no such change, waiver, discharge or termination shall (w) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitments of such Bank), (x) without the consent of the Letter of Credit Issuer, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (y) without the consent of BTCo, amend or modify the obligation of BTCo to make Swingline Loans, the terms of any such Swingline Loans or the obligations of the Banks to fund Mandatory Borrowings, or (z) without the consent of the Agent, amend, modify or waive any provision of Section 11 as same applies to the Agent or any other provision as same relates to the rights or obligations of the Agent.


          (b) If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 12.12(a).


          12.13  Survival.  All indemnities set forth herein including, without
                 --------
limitation, in Section 1.10, 1.11, 4.04, 11.07 or 12.01, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.


          12.14  Domicile of Loans.  Each Bank may transfer and carry its Loans
                 -----------------
at, to or for the account of any branch office, subsidiary or affiliate of such Bank provided that the Borrower shall not be responsible for costs arising under
Section 1.10, 2.05 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Bank in the absence of such transfer.


          12.15  Confidentiality.  Each of the Banks agrees that it will use its
                 ---------------
best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, counsel or other professional advisors, to affiliates or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of its Subsidiaries which is furnished pursuant to this Agreement and which is designated by the Borrower to the Banks in writing as confidential provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submit ted to any municipal, state or Federal regulatory body having or claiming to have jurisdic tion over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank provided that such prospective transferee agrees to be bound by the provisions of this Section. No Bank shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary. The Borrower hereby agrees that the failure of a Bank to comply with the provisions of this Section 12.15 shall not relieve the Borrower of any of its obligations to such Bank under this Agreement and the other Credit Documents.


          12.16  Waiver of Jury Trial.  Each of the parties to this Agreement
                 --------------------
hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.


          12.17  Register.  The Borrower hereby designates the Agent to serve as
                 --------
the Borrower's agent, solely for purposes of this Section 12.17, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 12.17.


                                  *    *    *

   IN WITNESS WHEREOF, each of the parties hereto has caused a counter part of this Agreement to be duly executed and delivered as of the date first above written.



Address:                          U.S.A. FLORAL PRODUCTS, INC.
3500 Whitehaven Parkway
Washington, D.C. 20007
Attention: President
Telephone No: (202) 333-0800      By /s/ Raymond Anderson
Fax No: (202) 333-0803                ----------------------------
                                      Title: Chief Financial Officer

                                  BANKERS TRUST COMPANY,
                                 Individually and as Agent



                                  By /s/ David Bell
                                     -----------------------------
                                     Title: Vice President


                                  BANKBOSTON, N.A.



                                  By /s/ Pamela Kuong
                                     -----------------------------
                                     Title: Vice President



                                  CORESTATES BANK, N.A.



                                  By /s/ Mark S. Supple
                                     -----------------------------

                                     Title: Vice President

                              LA SALLE NATIONAL BANK



                              By /s/ Todd Lanscioni
                                -------------------

                               Title: First Vice President